CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Aggregate Maximum Offering Price	Amount of Registration Fee(1)
5.75% Senior Notes due 2024	$400,000,000	102.000%	$408,000,000	$47,409.60
Guarantees related to the Senior Notes (2)	—	—	—	—

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-183740

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 6, 2012)

$400,000,000

5.75% Senior Notes due 2024

We are offering $400 million aggregate principal amount of our existing series of 5.75% senior notes due 2024 (the “new notes”). The new notes will be issued under the indenture pursuant to which, on September 11, 2012, we issued $275 million aggregate principal amount of our 5.75% senior notes due 2024 and on September 18, 2014 we issued an additional $175 million aggregate principal amount of our 5.75% senior notes due 2024 (collectively, the “existing notes” and, together with the new notes, the “notes”). The new notes will have the same terms (other than issue date and public offering price) as the existing notes and will rank pari passu with, and vote together with, the holders of the existing notes on any matter submitted to the holders of such series. The new notes will have the same CUSIP number and ISIN as the existing notes and will be fungible with the existing notes for trading purposes. We will pay interest on the notes semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2015. The notes will mature on November 1, 2024.

At any time on or after November 1, 2017, we may redeem some or all of the notes at specified redemption prices. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.” At any time prior to November 1, 2017, we may at our option redeem all or a portion of the notes, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, plus accrued and unpaid interest thereon, if any, to the redemption date. Prior to November 1, 2015, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings at a redemption price of 105.75%, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes — Optional Redemption.” If we experience specific kinds of changes in control, we must offer to purchase the notes at 101% of the principal amount plus accrued and unpaid interest to the redemption date.

The notes and the guarantees will be senior unsecured obligations of HealthSouth Corporation and our subsidiary guarantors that guarantee borrowings under our credit agreement and other capital markets debt. The notes will rank equal in right of payment to our current and future senior debt and will rank senior in right of payment to any future subordinated debt. The notes will be effectively subordinated to our current and future secured debt, including borrowings under our credit agreement, to the extent of the value of the assets securing such debt. In addition, the notes and the guarantees will be structurally subordinated to any liabilities, including trade payables, of our nonguarantor subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price[1]	102.000%	$408,000,000
Underwriting Discount	1.800%	$7,200,000
Proceeds to HealthSouth Corporation[2]	100.200%	$400,800,000

(1)	Plus accrued interest from and including November 1, 2014 to, but excluding, the date of delivery.
(2)	The proceeds to HealthSouth Corporation set forth above do not take into account offering expenses.

The notes will not be listed on any securities exchange. We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about January 29, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Citigroup

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley	RBC Capital Markets

Regions Securities LLC	SunTrust Robinson Humphrey	Wells Fargo Securities

January 20, 2015

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with any other information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects and those of Encompass (as defined herein) may have changed since those dates.

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, the terms “HealthSouth,” “we,” “us,” “our,” and the “Company” refer to HealthSouth Corporation and its subsidiaries. Unless otherwise stated or the context otherwise requires, the term “EHHI” refers to EHHI Holdings, Inc. and “Encompass” refers to the Encompass home health and hospice business owned by EHHI.

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any one of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to, among other things, future events, the Acquisition (as defined below), changes to Medicare reimbursement and other healthcare regulations from time to time, regulatory investigations, our business strategy, our dividend and stock repurchase strategies, our financial plans, our growth plans, our future financial performance, our projected business results, or our projected capital expenditures. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “predict,” “project,” “target,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Any forward-looking statement is based on information current as of the date of this prospectus supplement and speaks only as of the date on which such statement is made. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially for those estimated by us include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that have been or may be brought by or against HealthSouth, including its pending United States Department of Justice (the “DOJ”) and HHS Office of Inspector General (the “HHS-OIG”) investigations, as well as those related to yet undiscovered issues, if any, at EHHI; adverse effects on the prices of any of HealthSouth’s securities resulting from the integration of EHHI; the ability to successfully integrate EHHI consistent with HealthSouth’s growth strategy, including realization of anticipated revenues, cost savings, and productivity improvements arising from the related operations and avoidance of unforeseen exposure to liabilities; changes in HealthSouth’s or EHHI’s management team; changes in the regulation of the healthcare industry broadly or the inpatient rehabilitation, the home health and hospice areas specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically and HealthSouth’s response thereto; the ability to maintain proper local, state and federal licensing where EHHI does business; HealthSouth’s ability to successfully integrate EHHI and to successfully complete future acquisitions, investments, and joint ventures consistent with its growth strategy and realize the expected benefits; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including the unauthorized access to or theft of patient or other sensitive information, as well as unforeseen issues, if any, related to integration of EHHI’s systems; the ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for services by governmental or private payors; general conditions in the economy and the capital markets; and those described under the heading “Risk Factors,” starting on page S-10 of this prospectus supplement.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

S-iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement together with the accompanying prospectus, as well as the information incorporated by reference herein, before making an investment decision.

Company Overview

We are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. As of December 31, 2014, we operated 107 inpatient rehabilitation hospitals (including one hospital that operates as a joint venture which we account for using the equity method of accounting), 16 outpatient rehabilitation satellite clinics (operated by our hospitals) and 25 licensed, hospital-based home health agencies. In addition to HealthSouth hospitals, we manage three inpatient rehabilitation units through management contracts. As of December 31, 2014, our inpatient rehabilitation hospitals had 7,095 licensed beds (excluding the one hospital that has 41 licensed beds and operates as a joint venture which we account for using the equity method of accounting). While our national network of inpatient hospitals stretches across 29 states and Puerto Rico, our inpatient hospitals are concentrated in the eastern half of the United States and Texas. With the acquisition of Encompass discussed below, we operate in 33 states across the country and in Puerto Rico, and serve patients through our network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health and hospice agencies.

HealthSouth was incorporated under the laws of the State of Delaware. Our principal executive offices are located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the notes.

Recent Developments

Encompass Acquisition

On December 31, 2014, we completed the previously announced acquisition of EHHI Holdings, Inc. (“EHHI”) and its Encompass home health and hospice business (“Encompass”). In the acquisition (the “Acquisition”), we acquired all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. Certain members of Encompass management who were also selling stockholders of EHHI, including April Anthony, the Chief Executive Officer of Encompass, contributed a portion of their shares of common stock of EHHI, valued at approximately $64.5 million, in exchange for shares of common stock of Holdings. As a result of that contribution, they hold approximately 16.7% of the outstanding common stock of Holdings, while HealthSouth owns the remainder. In addition, Ms. Anthony and certain other executives of Encompass entered into amended and restated employment agreements, each agreement having an initial term of three years.

The total consideration delivered at closing of the acquisition of EHHI was approximately $695.5 million in cash, which amount includes payment of the outstanding borrowings of EHHI, transaction expenses, and an escrow reserve and is subject to working capital and other post-closing adjustments. We funded the cash purchase price with a draw of approximately $325 million under our revolving credit facility and a draw of approximately $375 million under our term loan facilities.

Encompass is a leading provider of home health and hospice services operating in over 100 locations across 12 states. Encompass has approximately 4,900 employees making more than 2.1 million patient visits annually.

Encompass provides:

•	home health services — a comprehensive range of Medicare-certified home nursing services to adult patients in need of care. These services include, among others, skilled nursing, physical, occupational and speech therapy, medical social work, and home health aide services. Encompass also provides specialized home care services in Texas and Kansas for pediatric patients with severe medical conditions. Encompass’ home health services have historically represented a substantial portion of its revenue.

•	hospice services — primarily in-home services to terminally ill patients and their families to address the patients’ physical needs, including pain control and symptom management, and to provide emotional and spiritual support.

In terms of the industry, home health and hospice comprise a broad range of post-acute services. Home health services focus on the provision of home-based patient care, including skilled nursing care, physical, occupational and speech therapy, medical social work, and home health aide services. Home health service providers include facility-based agencies, such as hospitals, rehabilitation facilities and government agencies, home-based companies, visiting nurse associations and nurse registries. Hospice services provide home-based and facility-based physical and emotional support for terminally ill patients and their families, providing services that include medical care, pain management and emotional and spiritual support.

We believe Encompass will provide us with a high-quality, scalable asset that is capable of consolidating the highly fragmented home health industry. We also believe Encompass has demonstrated an ability to acquire under-performing operations and incorporate them into its existing platform. As part of HealthSouth, we believe Encompass will be able to consider more numerous and significant home health acquisition opportunities given our strong cash flows from operations and our access to capital. We further believe the Acquisition will further our long-term growth strategy of expanding into post-acute services that complement our core business of operating inpatient rehabilitation hospitals. In other words, we believe the Acquisition of Encompass will enhance our ability to provide a continuum of facility-based and home-based post-acute services to our patients and their families, which we believe will become increasingly important as coordinated care delivery models, such as accountable care organizations (“ACOs”) and bundled payment arrangements, become more prevalent. We intend to transition our existing hospital-based home health operations to the Encompass platform, subject to limitations, if any, in our existing joint ventures. The home health and hospice services will represent a separate operating segment for us going forward.

Home Health and Hospice Services Generally

The home health and hospice services industry is highly competitive and fragmented. There are currently more than 12,000 home health agencies and more than 3,700 hospice agencies nationwide certified to participate in Medicare. Encompass is the fifth largest provider of Medicare-focused skilled home health services in the United States. Encompass’ primary competition comes from locally owned private home health companies or acute-care hospitals with adjunct home health services and typically varies from market to market. Providers of home health and hospice services include both not-for-profit and for-profit organizations. The primary competitive factors in any given market include the quality of care and service provided, the treatment outcomes achieved, and the relationship with the acute care hospitals, physicians or other referral sources in the market. The ability to work as part of a coordinated care delivery model with other providers is likely to become as increasing important factor in competition. Competing companies may also offer varying home care services. Home health providers with scale, which include a number of other public companies, may have significant advantages, including professional management, efficient operations, sophisticated information systems, brand recognition, and large referral bases.

Encompass’ home health and hospice business has historically derived a substantial portion of revenue from Medicare. Encompass’ pediatric services are a part of its home health business but are reimbursed primarily through Medicaid.

Medicare pays home health benefits for patients discharged from a hospital or patients otherwise suffering from chronic conditions that require ongoing but intermittent skilled care. As a condition of participation under Medicare, patients must be homebound (meaning unable to leave their home without a considerable and taxing effort), require intermittent skilled nursing, physical therapy or speech therapy services, and receive treatment under a plan of care established and periodically reviewed by a physician. The law requires that, prior to certifying a patient’s eligibility for the home health benefit, the certifying physician must document that he or she or a qualifying nurse practitioner has had a face-to-face encounter with the patient. Medicare pays home health providers under the home health prospective payment system (“HH-PPS”) for each 60-day period of care for each patient. Payments are adjusted based on each patient’s condition and clinical treatment. This is referred to as the case-mix adjustment. In addition to the case-mix adjustment, payments for periods of care may be adjusted for other reasons, including unusually large (outlier) costs, low-utilization patients that require four or fewer visits, and geographic differences in wages. Payments are also made for non-routine medical supplies that are used in treatment. Home health providers receive either 50% or 60% of the estimated base payment for the full 60 days for each patient upon submission of the initial claim. The estimate is based on the patient’s condition and treatment needs. The provider receives the remaining portion of the payment after the 60-day treatment period, subject to any applicable adjustment. If a patient remains eligible for care after that period, a new treatment period may begin. There are currently no limits to the number of home health treatment periods an eligible Medicare patient may receive.

On November 6, 2014, the United States Department of Health and Human Services, Centers for Medicare & Medicaid Services (“CMS”) published the calendar year 2015 HH-PPS final rule. CMS estimates that the final rule will cut Medicare payments to home health agencies by 0.30% in 2015. Specifically, while the rule provides for a market basket update of 2.1%, that update is more than offset by 2.4% rebasing adjustment or reduction (the second year of a four-year phase-in). Under the final rule, the national standardized 60-day episode payment for calendar year 2015 is $2,961.38.

The final rule also addresses a number of policy proposals. Notably, CMS is simplifying the home health face-to-face encounter documentation requirements, including eliminating the narrative as part of the certification of eligibility and providing more flexibility in procedures for obtaining documentation supporting patient eligibility. CMS also discusses comments it received on a potential home health agency value-based purchasing model, under which CMS would test whether payment incentives would lead to higher quality of care for beneficiaries. CMS is considering testing such a model beginning in 2016. Additional details will be provided in future rulemaking.

Medicare pays hospice benefits for patients with life expectancies of six months or less, as documented by two physicians. Under Medicare rules, patients seeking hospice benefits must agree to forgo curative treatment for their terminal medical conditions. For each day that a patient elects hospice benefits, Medicare pays an adjusted daily rate based on patient location, and payments represent a prospective per diem amount tied to one of four different categories or levels of care: routine home care, continuous home care, inpatient respite care, and general inpatient care. Medicare hospice reimbursements to each provider are also subject to two annual caps, one limiting total hospice payments based on the average annual payment per beneficiary and another limiting payments based on the number of days of inpatient care billed by the hospice provider. There are currently no limits to the number of hospice benefit periods an eligible Medicare patient may receive, and a patient may revoke the benefit at any time.

For additional discussion of matters and risks related to home health and hospice reimbursement, see “Risk Factors” beginning on page S-10.

Providers of home health and hospice services are subject to extensive federal, state and, in some cases, local regulations and standards. These regulations and standards govern, among other things, Medicare, Medicaid and other government-funded reimbursement programs and reporting requirements, certification and licensing standards, our relationships with physicians and other referral sources, how we use our properties, and the rate at which we can grow. Home health and hospice service providers are also subject to the broader federal and state regulations that prohibit fraud and abuse in the delivery of healthcare services. Operators of home health and hospice services are subject to periodic audits, examinations and investigations conducted by, or at the direction of, government investigative and oversight agencies. Violations of the applicable federal and state healthcare regulations can result in a provider’s exclusion from participation in government reimbursement programs and in substantial civil and criminal penalties.

Amendment to our Credit Agreement

On December 23, 2014, we entered into an additional tranche term loan amendment (the “Amendment”) to our existing third amended and restated credit agreement, dated August 10, 2012, as supplemented or otherwise modified from time to time (the “Credit Agreement”), with Barclays Bank PLC, as administrative agent and collateral agent (the “Agent”), Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A. (“BofA”), Goldman Sachs Lending Partners LLC, and Morgan Stanley Senior Funding, Inc., as co-documentation agents, and various other lenders from time to time. The lenders entering into the Amendment pursuant to the accordion feature in the Credit Agreement were the Agent, Citibank, N.A., BofA, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Royal Bank of Canada, Regions Bank, IBERIABANK, and Cadence Bank, NA.

The Amendment established a new $300 million tranche of term loan facility with substantially the same terms as our existing $150 million term loan facility. We drew the entire amount of this additional term loan capacity to fund a portion of the cash purchase price in the Acquisition.

Preliminary Estimates for the Year Ended December 31, 2014

Based on management’s preliminary analysis of our financial results for the year ended December 31, 2014, we expect to report net operating revenue of approximately $2.4 billion. In addition, due to higher than anticipated accounts receivable as of December 31, 2014, we expect to report adjusted free cash flow (which we define as net cash provided by operating activities of continuing operations minus capital expenditures for maintenance, dividends paid on preferred stock, distributions to noncontrolling interests and nonrecurring items) for the year ended December 31, 2014 slightly lower than our adjusted free cash flow for the year ended December 31, 2013.

These preliminary financial results are subject to the completion of our financial closing procedures. Those procedures have not been completed. Accordingly, these results may change and those changes may be material. The preliminary financial data included in this prospectus supplement has been prepared by and is the responsibility of HealthSouth’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all the information that may be important to you. For a more complete description of the notes, see “Description of Notes.” In this summary of the offering, the words “we,” “us,” and “our” refer only to HealthSouth Corporation and not to any of its subsidiaries.

Issuer	HealthSouth Corporation.

Notes Offered	$400 million aggregate principal amount of 5.75% senior notes due 2024.

The new notes offered hereby are an additional issuance under the existing indenture under which we issued the existing notes. The new notes will have the same terms (other than issue date and public offering price) as the existing notes and will rank pari passu with the existing notes. Holders of the new notes will vote together with the holders of the existing notes on any matter submitted to the holders of such notes. The new notes will have the same CUSIP number and ISIN as the existing notes and will be fungible with the existing notes for trading purposes.

Maturity	November 1, 2024.

Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2015.

Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee borrowings under our credit agreement and other capital markets debt. However, certain of our subsidiaries will not guarantee the notes. For the nine months ended September 30, 2014, the nonguarantor subsidiaries represented in the aggregate approximately 31.3% of our consolidated net operating revenues and approximately 22.6% of our Adjusted EBITDA. As of September 30, 2014, the nonguarantor subsidiaries held approximately 22.9% of our consolidated property and equipment, net. As of September 30, 2014, our nonguarantor subsidiaries had approximately $207.0 million of outstanding indebtedness and other obligations (excluding intercompany liabilities). These figures do not give effect to the Acquisition, and none of Holdings, EHHI or any of their respective subsidiaries are guarantors of the notes. For a discussion of the risks relating to the guarantees, see “Risk Factors — Risks Related to the Notes — Not all of our subsidiaries will be guarantors under the indenture governing the notes. The notes are structurally subordinated to the indebtedness and other liabilities of our nonguarantor subsidiaries.”

Ranking	The notes and the guarantees will be senior unsecured obligations of HealthSouth Corporation and our guarantor subsidiaries. The notes will rank equal in right of payment to our current and future senior debt and senior in right of payment to any subordinated debt, including our 2.00% Convertible Senior Subordinated Notes due 2043. The notes will be effectively subordinated to our current and future secured debt, including borrowings under our credit agreement, to the extent of the value of the assets securing such debt. As of September 30, 2014, as adjusted to reflect this offering and the application of the net proceeds as described under “Use of Proceeds,” the Acquisition (including the incurrence of additional debt under our revolving credit and term loan facilities to fund part of the Acquisition) and the senior note redemptions that occurred in the fourth quarter of 2014, we would have had approximately $459 million of senior secured indebtedness outstanding (including capital lease obligations) with approximately $393 million of available borrowing capacity under the revolving portion of our credit agreement. See “Description of Notes — Ranking.” In addition, the notes and the guarantees will be structurally subordinated to any liabilities, including trade payables, of our nonguarantor subsidiaries. Holdings, EHHI and their respective subsidiaries are not guarantors of the notes.

Optional Redemption of Notes	At any time on or after November 1, 2017, we may redeem some or all of the notes at the redemption prices specified in this prospectus supplement under “Description of Notes — Optional Redemption.”

Prior to November 1, 2017, we may also redeem some or all of the notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date plus a “make-whole” premium.

At any time prior to November 1, 2015, we may redeem up to 35% of the aggregate principal amount of the notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 105.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.

Change of Control	Upon the occurrence of a change of control, as defined in the indenture, each holder of the notes will have the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes — Change of Control.”

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock; or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.

Listing	The notes will not be listed on any securities exchange.

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to repay $250 million of borrowings under the $300 million tranche of our term loan facility and, with respect to remaining proceeds, borrowings under our revolving credit facility.

Conflicts of Interest	Because the underwriters or their affiliates are lenders under our senior secured credit loan facility and will be paid the net proceeds, this offering is being conducted in accordance with the applicable requirements of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121, which requires that a qualified independent underwriter (“QIU”) participate in the preparation of this prospectus supplement and perform its usual standard of due diligence with respect thereto. Because of these relationships, each of the underwriters other than Regions Securities LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. As a result of this conflict of interest and in accordance with Rule 5121, Regions Securities LLC is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify Regions Securities LLC against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

Risk Factors	You should carefully consider all information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement before purchasing any of the notes.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The notes will be governed by the laws of the State of New York.

RISK FACTORS

Investing in the notes involves risks. In addition to the risk factors set forth below, you should carefully consider the risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and described under the caption “Risk Factors” in the accompanying prospectus (which are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making a decision to invest in our notes, you should carefully consider these risks as well as other information related to the risk factors contained in other sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, which are incorporated by reference herein. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

Risks Related to the Notes

Our leverage or level of indebtedness may impair our financial condition, may prevent us from fulfilling our obligations under the indenture governing the notes and our other debt instruments, and may have other negative consequences for our business.

As of September 30, 2014, we had approximately $1.6 billion of long-term debt outstanding (including that portion of long-term debt classified as current and excluding $84.3 million in capital leases). As of September 30, 2014, as adjusted to reflect this offering and the application of the net proceeds as described under “Use of Proceeds,” the Acquisition (including the incurrence of additional debt under our revolving credit and term loan facilities to fund the Acquisition) and the senior note redemptions that occurred in the fourth quarter of 2014, that long-term debt outstanding would have been approximately $2.0 billion.

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other general corporate purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our business strategy and other general corporate purposes;

•	making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness which may not be successful.

We are required to use a substantial portion of our cash flow to service our debt. Although we expect to make scheduled interest payments and principal reductions, we cannot assure you that changes in our business or other factors will not occur that may have the effect of preventing us from satisfying obligations under the indenture governing the notes and our other debt instruments. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained. A return to tight credit markets will make additional financing more expensive and difficult to obtain. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

Despite current indebtedness levels, we may still be able to incur more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the indenture governing the notes, the indentures governing our existing senior notes and senior subordinated notes and our credit agreement permit us and our subsidiaries to incur material additional debt, including secured debt. If new debt is added to our or any of our subsidiaries’ current debt levels, the risks described in the immediately preceding risk factor could intensify. See “Description of Notes — Certain Covenants — Limitation on Indebtedness” for additional information.

The restrictive covenants in our credit agreement, the indenture governing the notes, and the indentures governing our existing senior notes could affect our ability to execute aspects of our business plan successfully.

The indenture governing the notes, the indentures governing our existing senior notes and the terms of our credit agreement do, and our future debt instruments may, contain various provisions that limit our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.

These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.

In addition, our credit agreement requires us to maintain specified financial ratios and satisfy certain financial condition tests. Although we were in compliance with the financial ratios and financial condition tests set forth in our credit agreement as of September 30, 2014, we cannot provide assurance we will continue to do so. The performance of any entities we acquire, including EHHI, may affect our ability to meet those financial ratios and financial condition tests. Furthermore, events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. If there is a severe downturn in our earnings and we have outstanding borrowings under our credit agreement at the time, a rapid increase in interest rates could impair our ability to comply with those financial ratios and financial condition tests and we may need to obtain waivers or other relief from the required proportion of the lenders to avoid being in default. If we try to obtain a waiver or other relief from the required lenders, we may not be able to obtain it or such relief might have a material cost to us or be on terms less favorable than those under our existing debt. If a default occurs, the lenders could exercise their rights, including declaring all the funds borrowed (together with accrued and unpaid interest) to be immediately due and payable, terminating their commitments or instituting foreclosure proceedings against our assets securing the funds borrowed, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. A breach of any other restrictive covenants contained in our credit agreement, the indentures governing our existing senior notes or the indenture governing the notes would also (after giving effect to applicable grace periods, if any) result in an event of default with the same outcome.

The notes and the guarantees will not be secured by any of our assets. Our credit agreement is secured and our senior secured lenders have a prior claim on substantially all of our assets. The notes and guarantees are effectively subordinated to secured debt to the extent of the value of the assets securing such debt.

The notes and the guarantees will not be secured by any of our assets. However, our credit agreement is secured by substantially all of our assets, including the stock of substantially all of our domestic wholly owned subsidiaries (including future subsidiaries, if any). If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the documents governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on our assets securing the debt owed to them. In that event, because the notes and the guarantees will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. See Note 8, Long-term Debt, to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and Note 4, Long-term Debt, to the condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (which are incorporated by reference herein) and “Description of Notes — Certain Covenants” in this prospectus supplement for additional information.

As of September 30, 2014, we had no senior secured indebtedness (excluding $84.3 million of capital lease obligations) and approximately $568 million of available borrowing capacity under the revolving portion of our credit agreement. As of September 30, 2014, as adjusted to reflect this offering and the application of the net proceeds as described under “Use of Proceeds,” the Acquisition (including the incurrence of additional debt under our revolving credit and term loan facilities to fund the Acquisition) and the senior note redemptions that occurred in the fourth quarter of 2014, we would have had approximately $375 million of senior secured indebtedness outstanding (excluding capital lease obligations) with approximately $393 million of available borrowing capacity under the revolving portion of our credit agreement. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture. See “Description of Notes — Certain Covenants — Limitation on Indebtedness,” and “Description of Notes — Certain Covenants — Limitation on Liens.”

Not all of our subsidiaries will be guarantors under the indenture governing the notes. The notes are structurally subordinated to the indebtedness and other liabilities of our nonguarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. The notes will be guaranteed by all of our current and future subsidiaries that guarantee borrowings under our credit agreement and other capital markets debt. Certain of our 100% owned subsidiaries and all of our non-wholly owned subsidiaries, through which we conduct a significant portion of our business, will not guarantee the notes due to, among other things, restrictions in their constituent documents or other agreements. These nonguarantor subsidiaries do not guarantee borrowings under our credit agreement. In addition, Holdings, EHHI and their respective subsidiaries are not guarantors of the notes or our credit agreement. The notes are structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our nonguarantor subsidiaries. Assuming we had completed this offering on September 30, 2014, these notes would have been structurally subordinated to approximately $207 million of indebtedness and other liabilities, including trade payables (excluding intercompany liabilities) of our nonguarantor subsidiaries.

The nonguarantor subsidiaries generated approximately 31.2% of our consolidated net operating revenues and approximately 24.1% of our Adjusted EBITDA for the year ended December 31, 2013. For the nine months ended September 30, 2014, the nonguarantor subsidiaries represented in the aggregate approximately 31.3% of our consolidated net operating revenues and approximately 22.6% of our Adjusted EBITDA. As of September 30, 2014, the nonguarantor subsidiaries held approximately 22.9% of our consolidated property and equipment, net. These figures do not give effect to the Acquisition, and none of Holdings, EHHI or any of their respective subsidiaries are guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any of our nonguarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The lenders under our credit agreement have the discretion to release the guarantors under the credit agreement under certain circumstances, which will cause those guarantors to be released from their guarantees of the notes if they are not guaranteeing any other capital markets debt.

The lenders under our credit agreement have the discretion to release the guarantees under the credit agreement under certain circumstances. While any obligations under the credit agreement remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, if the related guarantor is no longer a guarantor of obligations under the credit agreement and is not then a guarantor or obligor of any capital markets indebtedness in addition to the notes offered hereby. See “Description of Notes — Guarantees.” Holders of the notes will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, of those subsidiaries will be structurally senior to claims of any holder of the notes.

We may not have the funds to purchase the notes and the existing senior notes and senior subordinated notes upon a change of control offer as required by the indenture governing the notes and the indentures governing our existing senior notes.

Upon a change of control, as defined in the indenture governing the notes, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase. The indentures governing our existing senior notes also require us to offer to repurchase all of our outstanding existing senior notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase, in the event of a change of control. The source of funds for that purchase of notes and existing senior notes will be our available cash, cash generated from our operations or the operations of our subsidiaries or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes and existing senior notes tendered. In addition, the terms of our credit agreement limit our ability to repurchase your notes and the existing senior notes, and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes or the existing senior notes exercise their right to require us to repurchase all the notes or existing senior notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes, our existing senior notes and our other debt, or that restrictions in our credit agreement and the indenture governing the notes and the indentures governing our existing senior notes will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indentures. See “Description of Notes — Change of Control” in this prospectus supplement for additional information.

If an actual trading market for the notes does not continue to exist, you may not be able to sell the notes quickly, for the price that you paid or at all.

We do not intend to apply for listing of the notes on any securities exchange. If a market for the notes does not continue to exist, you may not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do continue to exist in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the notes. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance, the notes could trade at a price lower than their initial offering price.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to a guarantor or void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness at a time when it:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantors’ conclusions in this regard.

The indenture governing the notes offered hereby will contain a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that will result in the obligations of such subsidiary guarantor under its guarantee of the notes not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, as was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance or fraudulent transfer laws. Accordingly, there can be no assurance that this provision will be upheld as intended.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes offered hereby would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principal of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Risks Related to Our Business

Reductions or changes in reimbursement from government or third-party payors and other legislative and regulatory changes affecting our industry could adversely affect our operating results.

We derive a substantial portion of our Net operating revenues from the Medicare program. Historically, Congress and some state legislatures have periodically proposed significant changes in regulations governing the healthcare system. Many of these changes have resulted in limitations on the increases in and, in some cases, significant roll-backs or reductions in the levels of payments to healthcare providers for services under many government reimbursement programs. There can be no assurance that future governmental initiatives will not result in pricing roll-backs or freezes or reimbursement reductions.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (as subsequently amended, the “2010 Healthcare Reform Laws”). Many provisions within the 2010

Healthcare Reform Laws have impacted or could in the future impact our business, including: (1) reducing annual market basket updates to providers, which include annual productivity adjustment reductions; (2) the possible combining, or “bundling,” of reimbursement for a Medicare beneficiary’s episode of care at some point in the future; (3) implementing a voluntary program for ACOs; and (4) creating an Independent Payment Advisory Board.

Most notably for us, these laws include a reduction in annual market basket updates to hospitals. In accordance with Medicare laws and statutes, CMS makes annual adjustments to Medicare reimbursement rates by what is commonly known as a “market basket update.” The reductions in our annual market basket updates continue through 2019 for each CMS fiscal year, which for us begins October 1, as follows:

2015-16	2017-19
0.2%	0.75%

In addition, the 2010 Healthcare Reform Laws require the market basket update to be reduced by a productivity adjustment on an annual basis. The productivity adjustments equal the trailing 10-year average of changes in annual economy-wide private nonfarm business multi-factor productivity. The productivity adjustment in effect for both fiscal years ended September 30, 2014 and 2015 is a decrease to the market basket update of 50 basis points.

The 2010 Healthcare Reform Laws also directed the HHS to examine the feasibility of bundling, including conducting a voluntary, multi-year bundling pilot program to test and evaluate alternative payment methodologies. On January 31, 2013, CMS announced the selection of participants in the initial phase of limited-scope, voluntary bundling pilot projects. There are four project types: acute care only, acute/post-acute, post-acute only, and acute and physician services. In the initial phase, pilot participants along with their provider partners exchange data with CMS on care patterns and engage in shared learning in how to improve care. The second phase requires participants in that phase, pending contract finalization and completion of the standard CMS program integrity reviews, to take on financial risk for episodes of care. The complete transition of all participants from the first phase to the second will be completed by January 2015. If participants have not transitioned from the first phase to the second phase by January 2015, all episodes that participants have not transitioned to Phase 2 will be withdrawn from the bundling pilot program. CMS selected as participants a small number of acute care hospitals with which we have relationships. To date, we have agreed to participate in a few bundling projects as a post-acute rehabilitation provider, some of which have not yet experienced much activity and none of which have transitioned to the risk sharing second phase. We will continue to evaluate on a case by case basis the appropriateness of bundling opportunities for our hospitals and patients.

Similarly, in October 2011, CMS established, per the 2010 Healthcare Reform Laws, the Medicare Shared Savings Program (“MSSP”), a voluntary ACO program in which hospitals, physicians, and other care providers develop entities to pursue the delivery of coordinated healthcare on a more efficient, patient-centered basis. Conceptually, ACOs will receive a portion of any savings generated above a certain threshold from care coordination as long as benchmarks for the quality of care are maintained. Under the MSSP, there are two different ACO tracks from which participants can choose. The first track allows ACOs to share only in savings. The second track requires ACOs to share in savings and losses but offers ACOs a greater share of any savings realized than the first track offers. The ACO rules adopted by CMS are extremely complex and remain subject to further refinement by CMS. As with bundling, we are currently evaluating on a case by case basis appropriate ACO participation opportunities for our hospitals and patients. We have expressed interest in participating in several ACOs and have executed one participation agreement as of December 31, 2014. Encompass is currently party to one newly-formed ACO and is exploring several other participation opportunities.

The bundling and ACO initiatives have served as motivating factors for regulators and healthcare industry participants to identify and implement workable coordinated care delivery models. Broad-based implementation of a new delivery model would represent a significant transformation for us and the healthcare industry generally. The nature and timing of the transformation of the current healthcare system to coordinated care delivery and payment models is uncertain and will likely remain so for some time. The development of new delivery and payment systems will almost certainly take significant time and expense. Many of the alternative approaches being explored may not work or could change substantially prior to a nationwide implementation.

Another provision of the 2010 Healthcare Reform Laws establishes an Independent Payment Advisory Board appointed by the President that is charged with presenting proposals, beginning in 2014, to Congress to reduce Medicare expenditures upon the occurrence of Medicare expenditures exceeding a certain level. This board will have broad authority to develop new Medicare policies (including changes to provider reimbursement). In general, unless Congress acts to block the proposals of this board, CMS will implement the policy recommendations. However, due to the market basket reductions that are also part of these laws, certain healthcare providers, including us, will not be subject to payment reduction proposals developed by this board and presented to Congress until 2020. While we may not be subject to its payment reduction proposals for a period of time, based on the scope of this board’s directive to reduce Medicare expenditures and the significance of Medicare as a payor to us, other decisions made by this board may adversely impact our results of operations. As of December 31, 2014, the Independent Payment Advisory Board members have not been appointed.

Many aspects of implementation and interpretation of the 2010 Healthcare Reform Laws remain uncertain. Given the complexity and the number of changes in these laws as well as subsequent regulatory developments and delays, we cannot predict the ultimate impact of these laws. However, we believe the provisions discussed above are the issues with the greatest potential impact on us.

The 2010 Healthcare Reform Laws include other provisions that could adversely affect us as well. They include the expansion of the federal Anti-Kickback Law and the False Claims Act that, when combined with other recent federal initiatives, are likely to increase investigation and enforcement efforts in the healthcare industry generally. Changes include increased resources for enforcement, lowered burden of proof for the government in healthcare fraud matters, expanded definition of claims under the False Claims Act, enhanced penalties, and increased rewards for relators in successful prosecutions. CMS may also suspend payment for claims prospectively if, in its opinion, credible allegations of fraud exist. The initial suspension period may be up to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the HHS-OIG or the DOJ. Any such suspension would adversely impact our financial position, results of operations, and cash flows.

Further, under the 2010 Healthcare Reform Laws, CMS established new quality data reporting, effective October 1, 2012, for all inpatient rehabilitation facilities (“IRFs”). A facility’s failure to submit the required quality data will result in a two percentage point reduction to that facility’s annual market basket increase factor for payments made for discharges in a subsequent fiscal year. IRFs began submitting quality data to CMS in October 2012. All of our hospitals met the reporting requirements for the period ending December 31, 2012 resulting in no corresponding reductions for the fiscal year beginning October 1, 2014. There can be no assurance that all of our hospitals will do so for future periods which may result in one or more of our hospitals seeing a reduction in its reimbursements. Additionally, CMS requires reporting of two new quality measures, beginning January 1, 2015, and will conduct validation audits in fiscal year 2016 to ensure the completeness and accuracy of the quality data submitted.

Some states in which we operate have also undertaken, or are considering, healthcare reform initiatives that address similar issues. While many of the stated goals of other federal and state reform initiatives are consistent with our own goal to provide care that is high-quality and cost-effective, legislation and regulatory proposals may lower reimbursements, increase the cost of compliance, decrease patient volumes, and otherwise adversely affect our business. We cannot predict what healthcare initiatives, if any, will be enacted, implemented or amended, or the effect any future legislation or regulation will have on us.

On August 2, 2011, President Obama signed into law the Budget Control Act of 2011, which provided for an automatic 2% reduction of Medicare program payments. This automatic reduction, known as “sequestration,” which began affecting payments received after April 1, 2013, reduced the payments we receive under the IRF prospective payment system (the “IRF-PPS”) resulting in a net year-over-year decrease in our Net operating revenues of approximately $8 million in 2014. The effect of sequestration on year-over-year comparisons of Net operating revenues ceased on April 1, 2014.

Additionally, concerns held by federal policymakers about the federal deficit, national debt levels, and reforming the sustainable growth rate formula used to pay physicians who treat Medicare beneficiaries (the so called “Doc Fix”) could result in enactment of further federal spending reductions, further entitlement reform legislation affecting the Medicare program, and/or further reductions to provider payments. For example, in October 2014, the President signed into law the Improving Medicare Post-Acute Care Transformation Act of 2014 (the “IMPACT Act”). The IMPACT Act was developed on a bi-partisan basis by the House Ways and Means and Senate Finance Committees and incorporated feedback from healthcare providers and provider organizations that responded to the Committees’ solicitation of post-acute payment reform ideas and proposals. It directs HHS, in consultation with healthcare stakeholders, to implement standardized data collection processes for post-acute quality and outcome measures. Although the IMPACT Act does not specifically call for the development of a new post-acute payment system, we believe this act will lay the foundation for possible future post-acute payment policies that would be based on patients’ medical conditions and other clinical factors rather than the setting where the care is provided. It will create additional data reporting requirements for our hospitals and home health and hospice agencies, and we expect to fully comply with these requirements. The precise details of these new reporting requirements, including timing and content, will be developed and implemented by CMS through the regulatory process that we expect will take place over the next several years. While we cannot quantify the potential financial effects of the IMPACT Act on HealthSouth, we believe any post-acute payment system that is data-driven and focuses on the needs and underlying medical conditions of post-acute patients ultimately will be a net positive for providers who offer high-quality, cost-effective care. However, it will likely take years for the related quality measures to be established, quality data to be gathered, standardized patient assessment data to be assembled and disseminated, and potential payment policies to be developed, tested, and promulgated.

Each year, the Medicare Payment Advisory Commission (“MedPAC”), an independent agency that advises Congress on issues affecting Medicare, makes payment policy recommendations to Congress for a variety of Medicare payment systems including the inpatient rehabilitation facility prospective payment system (the “IRF-PPS”). Congress is not obligated to adopt MedPAC recommendations, and, based on outcomes in previous years, there can be no assurance Congress will adopt MedPAC’s recommendations in a given year. For example, in recent years, Congress has not adopted any of the recommendations on the annual market basket update to Medicare payment rates under the IRF-PPS, which updates are discussed in greater detail below. We cannot predict what alternative or additional deficit reduction initiatives, Medicare payment reductions, or post-acute care reforms, if any, will ultimately be enacted into law, or the timing or effect any such initiatives or reductions will have on us. If enacted, such initiatives or reductions would likely be challenging for all providers, would likely have the effect of limiting Medicare beneficiaries’ access to healthcare services, and could have an adverse impact on our financial position, results of operations, and cash flows.

If we are not able to maintain increased case volumes or reduce operating costs to offset any future pricing roll-back, reduction, freeze, or increased costs associated with new regulatory compliance obligations, our operating results could be adversely affected. Our results could be further adversely affected by other changes in laws or regulations governing the Medicare program, as well as possible changes to or expansion of the audit processes conducted by Medicare contractors or Medicare recovery audit contractors.

In addition, there are increasing pressures, including as a result of the 2010 Healthcare Reform Laws, from many third-party payors to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. Our relationships with managed care and nongovernmental third-party payors, such as health maintenance organizations and preferred provider organizations, are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. We could be adversely affected in some of the markets where we operate if we are unable to negotiate and maintain favorable agreements with third-party payors.

Our third-party payors may also, from time to time, request audits of the amounts paid, or to be paid, to us. We could be adversely affected in some of the markets where we operate if the auditing payor alleges that substantial overpayments were made to us due to coding errors or lack of documentation to support medical necessity determinations.

Compliance with the extensive laws and government regulations applicable to healthcare providers requires substantial time, effort and expense, and if we fail to comply with them, we could suffer penalties or be required to make significant changes to our operations.

Healthcare providers are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation;

•	policies, either at the national or local level, delineating what conditions must be met to qualify for reimbursement under Medicare (also referred to as coverage requirements);

•	coding and billing for services;

•	requirements of the 60% compliance threshold under the 2007 Medicare Act;

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws;

•	quality of medical care;

•	use and maintenance of medical supplies and equipment;

•	maintenance and security of patient information and medical records;

•	acquisition and dispensing of pharmaceuticals and controlled substances; and

•	disposal of medical and hazardous waste.

In the future, changes in these laws or regulations or the manner in which they are enforced could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our hospitals, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements. Those changes could also affect reimbursements as well as future training and staffing costs. Of note, the HHS-OIG each year releases a work plan that identifies areas of compliance focus for the coming year.

Examples of regulatory changes that can affect our business, beyond direct changes to Medicare reimbursement rates, can be found from time to time in CMS rules. The final rule for the fiscal year 2010 IRF-PPS implemented new coverage requirements which provided in part that a patient medical record must document a reasonable expectation that, at the time of admission to an IRF, the patient generally required and was able to participate in the intensive rehabilitation therapy services uniquely provided at IRFs. CMS has also taken the position that a patient’s medical file must appropriately document the rationale for the use of group therapies, as opposed to one-on-one therapy. As previously noted, the appropriate utilization of group therapy was a focus of recent HHS-OIG work plans. Beginning on October 1, 2015, a new data collection requirement will go into effect that will capture the minutes and mode (individual, group, concurrent, or co-treatment) of therapy by specialty. CMS plans to use this data to potentially support future rulemaking in this area. Additionally, the final rules for the fiscal years 2014 and 2015 IRF-PPS include changes, effective October 1, 2015, to the list of medical conditions, including a reduction in the number of conditions, that will presumptively count toward the 60% compliance threshold to qualify for reimbursement as an inpatient rehabilitation hospital.

The clarity and completeness of each patient medical file, some of which is the work product of a physician not employed by us, are essential to demonstrating our compliance with various regulatory and reimbursement requirements. For example, to support the determination that a patient’s IRF treatment was reasonable and necessary, the file must contain, among other things, an admitting physician’s assessment of the patient as well as a post-admission assessment by the treating physician and other information from clinicians relating to the plan of care and the therapies being provided. These physicians exercise their independent medical judgment. We and our hospital medical directors, who are independent contractors, provide training to the physicians we work with on a regular basis regarding appropriate documentation. In connection with subsequent payment audits and investigations, there can be no assurance as to what opinion a third party may take regarding the status of patient files or the physicians’ medical judgment evidenced in those files.

The 2012 and 2013 work plans for IRFs focused on timely submissions of patient assessment instruments, the examination of the level of therapy being provided, and the appropriate utilization of concurrent and group therapy. The 2014 work plan provides that the HHS-OIG will review matters related to adverse and temporary harm events occurring in IRFs, and conduct audits of home health claims to ensure documentation exists to support payments. In addition, the 2015 work plan indicates HHS-OIG will review the home health prospective payment system requirements.

On March 4, 2013, we received document subpoenas from an office of the HHS-OIG addressed to four of our hospitals. Those subpoenas requested complete copies of medical records for 100 patients treated at each of those hospitals between September 2008 and June 2012. The investigation is being conducted by the DOJ. On April 24, 2014, we received document subpoenas relating to an additional seven of our hospitals. The new subpoenas reference substantially similar investigation subject matter as the original subpoenas and request materials from the period January 2008 through December 2013. Two of the four hospitals addressed in the original set of subpoenas have received supplemental subpoenas to cover this new time period. The new subpoenas do not include requests for specific patient files, but it is expected that such requests will be made for the new group of hospitals.

All of the subpoenas are in connection with an investigation of alleged improper or fraudulent claims submitted to Medicare and Medicaid and requests documents and materials relating to practices, procedures, protocols and policies, of certain pre- and post-admissions activities at these hospitals including, among other things, marketing functions, pre-admission screening, post-admission physician evaluations, patient assessment instruments, individualized patient plans of care, and compliance with the Medicare 60% rule. Under the Medicare rule commonly referred to as the “60% rule,” an inpatient rehabilitation hospital must treat 60% or more of its patients from at least one of a specified list of medical conditions in order to be reimbursed at the inpatient rehabilitation hospital payment rates, rather than at the lower acute care hospital payment rates. We are currently unable to predict the timing or outcome of these investigations, and the DOJ has expressly reserved its right to make additional requests.

Although we have invested, and will continue to invest, substantial time, effort, and expense in implementing and maintaining training programs as well as internal controls and procedures designed to ensure regulatory compliance, if we fail to comply with applicable laws and regulations, we could be required to return portions of reimbursements for discharges deemed after the fact to have not been appropriate under the IRF-PPS. We could also be subjected to other liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our hospitals, and (3) exclusion or suspension of one or more of our hospitals from participation in the Medicare, Medicaid, and other federal and state healthcare programs, which, if lengthy in duration and material to us, could potentially trigger a default under our credit agreement. Because Medicare comprises a significant portion of our Net operating revenues, it is important for us to remain compliant with the laws and regulations governing the Medicare program and related matters including anti-kickback and anti-fraud requirements. As discussed above in connection with the 2010 Healthcare Reform Laws, the federal government has in the last couple of years made compliance enforcement and fighting healthcare fraud top priorities. In the past few years, the DOJ and HHS as well as federal lawmakers have significantly increased efforts to ensure strict compliance with various reimbursement related regulations as well as combat healthcare fraud. The DOJ has pursued and recovered a record amount of taxpayer dollars lost to healthcare fraud. Additionally, the federal government has become increasingly aggressive in asserting that incidents of erroneous billing or record keeping represent a violation of the False Claims Act.

Reductions in reimbursements, substantial damages and other remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows. Even the assertion of a violation, depending on its nature, could have a material adverse effect upon our stock price or reputation.

Reimbursement claims are subject to various audits from time to time and such audits may delay or reduce receipt of the related reimbursement amounts for services previously provided.

Reimbursement claims made by health care providers, including inpatient rehabilitation hospitals as well as home health and hospice agencies, are subject to audit from time to time by governmental payors and their agents, such as the Medicare Administrative Contractors (“MACs”), fiscal intermediaries and carriers, as well as the OIG, CMS and state Medicaid programs. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have a adverse effect on our financial position, results of operation and liquidity.

With respect to the Medicare program, from which we receive a substantial portion of our revenues, CMS has developed and instituted various audit programs under which CMS contracts with private companies to conduct claims and medical record audits. These audits are in addition to those conducted by existing MACs. Some contractors are paid a percentage of the overpayments recovered. One type of audit contractor, the Recovery Audit Contractors (”RACs”), receive claims data directly from MACs on a monthly or quarterly basis and are authorized to review claims up to three years from the date a claim was paid, beginning with claims filed on or after October 1, 2007.

RAC audits of IRFs initially focused on coding errors, but have subsequently been expanded to medical necessity reviews. In connection with CMS approved and announced RAC audits related to IRFs, we received requests to review certain patient files for discharges occurring from 2010 to 2014. These post-payment RAC audits are focused on medical necessity requirements for admission to IRFs rather than targeting a specific diagnosis code as in previous pre-payment audits. Medical necessity is a subjective assessment by an independent physician of a patient’s ability to tolerate and benefit from intensive multi-disciplinary therapy provided in an IRF setting. Because we have confidence in the medical judgment of both the referring and the admitting physicians who assess the treatment needs of our patients, we currently intend to appeal substantially all RAC denials arising from these audits. While we make provisions for these claims based on our historical experience and success rates in the claim adjudication process, we cannot provide assurance as to our future success in the resolution of these and future disputes, nor can we predict or estimate the scope or number of denials that ultimately may be reviewed.

The contracts awarded to RACs by CMS were set to expire in February 2014, but they have been extended and modified pending finalization of new contracts. In late February 2014, CMS announced it would pause the operations of the current RACs until new contracts are awarded, meaning that hospitals would not receive any new requests from RACs until that time. Legal challenges to the contract award process have delayed finalizing the new contracts longer than expected, and as a result, CMS modified the existing RAC contracts to allow some RAC reviews to be restarted on a limited basis. However, once the new contracts are in place, RACs will be able to audit claims for dates of service during the time period covered by the pause in RAC operations. We cannot predict when the legal challenges to the new contracts will be resolved or when CMS will otherwise finalize the new RAC contracts. While we make provisions for these claims based on our historical experience and success rates in the claim adjudication process, we cannot provide assurance as to our future success in the resolution of these and future disputes, nor can we predict or estimate the scope or number of denials that ultimately may be reviewed.

However, due to additional delays announced by CMS in the related adjudication process, which is the same process we follow for appealing denials of certain diagnosis codes by MACs, we believe the resolution of any claims that are subsequently denied as a result of these RAC audits could take in excess of two years.

On August 27, 2012, CMS launched its three-year demonstration project that expanded the RAC program to include prepayment review of Medicare fee-for-service claims. Currently, acute care hospitals are the primary subject to this review project, but CMS could expand it to inpatient post-acute providers. This demonstration project will identify specific diagnosis codes for review, and the RAC contractors will review the selected claims to determine if they are proper before payment has been made to the provider. The project covers 11 states, including certain states in which we operate. Providers with claims identified for RAC prepayment reviews will have 30 days to respond to requests for additional documentation. If they do not respond timely, the claim will be denied. Providers receive determinations within 45 days of submitting the relevant documentation.

CMS has also established contractors known as the Zone Program Integrity Contractors (“ZPICs”). These contractors are successors to the Program Safeguard Contractors and conduct audits with a focus on potential fraud and abuse issues. Like the RACs, the ZPICs conduct audits and have the ability to refer matters to the HHS-OIG or the United States Department of Justice. Unlike RACs, however, ZPICs do not receive a specific financial incentive based on the amount of the error.

Audits may lead to assertions that we have been underpaid or overpaid by Medicare or submitted improper claims in some instances, require us to incur additional costs to respond to requests for records and defend the validity of payments and claims, and ultimately require us to refund any amounts determined to have been overpaid or disallow reimbursement. As a result, we may suffer reduced profitability. Our right to appeal audit determinations may lead to cash flow delays. We cannot predict when or how these audit programs will affect us.

Our hospitals face national, regional, and local competition for patients from other healthcare providers.

We operate in a highly competitive industry. Although we are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals, in any particular market we may encounter competition from local or national entities with longer operating histories or other competitive advantages. For example, acute care hospitals, including those owned and operated by large public companies, may choose to expand or begin offering post-acute rehabilitation services. Given that approximately 93% of our referrals come from acute care hospitals, that increase in competition might materially and adversely affect our admission referrals in the related markets. There can be no assurance this competition, or other competition which we may encounter in the future, will not adversely affect our business, financial position, results of operations, or cash flows. In addition, from time to time, there are efforts in states with certificate of need (“CON”) laws to weaken those laws, which could potentially increase competition in those states. Conversely, competition and statutory procedural requirements in some CON states may inhibit our ability to expand our operations.

We may have difficulty completing investments and transactions that increase our capacity consistent with our growth strategy.

We are selectively pursuing strategic acquisitions of, and joint ventures with, other healthcare providers. We may face limitations on our ability to identify sufficient acquisition or other development targets and to complete those transactions to meet goals. In many states, the need to obtain governmental approvals, such as a CON or an approval of a change in ownership, may operate as a significant obstacle to completing transactions. Additionally, in states with CON laws, it is not unusual for third-party providers to challenge initial awards of CONs or the increase in the number of approved beds in an existing CON, and the adjudication of those challenges and related appeals may take multiple years.

We may make investments or complete transactions that may be unsuccessful and could expose us to unforeseen liabilities.

Investments, acquisitions, joint ventures or other development opportunities identified and completed may involve material cash expenditures, debt incurrence, operating losses, amortization of certain intangible assets of acquired companies, issuances of equity securities, and expenses, some of which are unforeseen, that could affect our business, financial position, results of operations and liquidity. Acquisitions, investments, and joint ventures involve numerous risks, including:

•	limitations, including state CONs as well as CMS and other regulatory approval requirements, on our ability to complete such acquisitions, particularly those involving not-for-profit providers, on terms, timetables, and valuations reasonable to us;

•	limitations in obtaining financing for acquisitions at a cost reasonable to us;

•	difficulties integrating acquired operations, personnel, and information systems, and in realizing projected revenues, efficiencies and cost savings, or returns on invested capital;

•	entry into markets, businesses or services in which we may have little or no experience;

•	diversion of business resources or management’s attention from ongoing business operations; and

•	exposure to undisclosed or unforeseen liabilities of acquired operations, including liabilities for failure to comply with healthcare laws and anti-trust considerations in specific markets.

In addition to those development activities, we intend to build new, or de novo, inpatient rehabilitation hospitals. The construction of new hospitals involves numerous risks, including the receipt of all zoning and other regulatory approvals, such as a CON where necessary, construction delays and cost over-runs. Once built, new hospitals must undergo the state and Medicare certification process, the duration of which may be beyond our control. We may be unable to operate newly constructed hospitals as profitably as expected, and those hospitals may involve significant additional cash expenditures and operating expenses that could, in the aggregate, have an adverse effect on our business, financial position, results of operations, and cash flows.

Competition for staffing, shortages of qualified personnel, union activity or other factors may increase our labor costs and reduce profitability.

Our operations are dependent on the efforts, abilities, and experience of our medical personnel, such as physical therapists, occupational therapists, speech pathologists, nurses, and other healthcare professionals. We compete with other healthcare providers in recruiting and retaining qualified personnel responsible for the daily operations of each of our hospitals. In some markets, the lack of availability of medical personnel is a significant operating issue facing all healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate.

If our labor costs increase, we may not experience reimbursement rate increases to offset these additional costs. Because a significant percentage of our revenues consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual market basket update from Medicare, our results of operations and cash flows will be adversely affected. Conversely, decreases in reimbursement revenues, such as with sequestration, may limit our ability to increase compensation or benefits to the extent necessary to retain key employees, in turn increasing our turnover and associated costs. Union activity is another factor that may contribute to increased labor costs. Our failure to recruit and retain qualified medical personnel, or to control our labor costs, could have a material adverse effect on our business, financial position, results of operations, and cash flows.

We are a defendant in various lawsuits, and may be subject to liability under qui tam cases, the outcome of which could have a material adverse effect on us.

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. We are a defendant in a number of lawsuits. Substantial damages, fines, or other remedies assessed against us or agreed to in settlements could have a material adverse effect on our business, financial position, results of operations, and cash flows. Additionally, the costs of defending litigation and investigations, even if frivolous or nonmeritorious, could be significant.

We insure a substantial portion of our professional liability, general liability, and workers’ compensation liability risks through our captive insurance subsidiary. Changes in the number of these liability claims and the cost to resolve them impact the reserves for these risks. A variance between our estimated and actual number of claims or average cost per claim could have a material impact, either favorable or unfavorable, on the adequacy of the reserves for these liability risks, which could have an effect on our financial position and results of operations.

The False Claims Act allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are sealed by the court at the time of filing. Prior to the lifting of the seal by the court, the only parties typically privy to the information contained in the complaint are the relator, the federal government, and the presiding court. It is possible that qui tam lawsuits have been filed against us and that those suits remain under seal or that we are unaware of such filings or prevented by existing law or court order from discussing or disclosing the filing of such suits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.

The proper function, availability, and security of our information systems are critical to our business.

We are and will remain dependent on the proper function, availability and security of our and third-party information systems, including our electronic clinical information system which plays a substantial role in the operations of the hospitals in which it is installed and any information systems currently in use by Encompass. We undertake substantial measures to protect the safety and security of our information systems and the data maintained within those systems, and we regularly test the adequacy of our security and disaster recovery measures. We have implemented administrative, technical and physical controls on our systems and devices in an attempt to prevent unauthorized access to that data, which includes protected health information subject to the protections of the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act and other sensitive information. As part of our efforts, we may be required to expend significant capital to protect against the threat of security breaches, including cyber-attacks, or to alleviate problems caused by breaches, including unauthorized access to patient data and protected health information stored in our information systems and the introduction of computer malware to our systems. However, given the rapidly evolving nature of cyber threats, there can be no assurance our safety and security measures or network security or other controls will detect and prevent security or data breaches, including cyber-attacks, in a timely manner or otherwise prevent unauthorized access to, damage to or interruption of our systems and operations. We may be vulnerable to losses associated with the improper functioning, security breach or unavailability of our information systems as well as any systems used in acquired operations such as Encompass. A compromise of our safety and security measures, or network security or other controls, or of those businesses with whom we interact, which results in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could harm our reputation and expose us to significant remedial costs as well as regulatory actions and claims from patients, financial institutions, and other persons, any of which could adversely affect our business, financial position, results of operations and cash flows. Moreover, a security breach could require that we expend significant resources related to our information systems and infrastructure, and could distract management and other key personnel from performing their primary operational duties. In the case of a material breach or cyber-attack, the associated expenses and losses may exceed our current insurance coverage for such events. Failure to maintain proper function, security, or availability of our information systems or protect our data against unauthorized access could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Our electronic clinical information system (the “CIS”) is subject to a licensing, implementation, technology hosting, and support agreement with Cerner Corporation. In June 2011, we entered into an agreement with Cerner to begin a company-wide implementation of this system in 2012. As of December 31, 2014, we have installed the CIS in 58 hospitals with another 24 installations scheduled for 2015. We expect to complete installation in our existing hospitals by the end of 2017. Our inability, or the inability of Cerner, to continue to maintain and upgrade our information systems, software, and hardware could disrupt or reduce the efficiency of our operations. In addition, costs, unexpected problems, and interruptions associated with the implementation or transition to new systems or technology or with adequate support of those systems or technology across multiple hospitals could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Successful execution of our current business plan depends on our key personnel.

The success of our current business plan depends in large part upon the leadership and performance of our executive management team and key employees and our ability to retain and motivate these individuals. We rely upon their ability, expertise, judgment, discretion, integrity and good faith. There can be no assurance that we will retain our key executives and employees or that we can attract or retain other highly qualified individuals in the future. If we lose key personnel, we may be unable to replace them with personnel of comparable experience in, or knowledge of, the healthcare provider industry or our specific post-acute segment. The loss of the services of any of these individuals could prevent us from successfully executing our business plan and could have a material adverse effect on our business and results of operations.

Uncertainty in the capital markets could adversely affect our ability to carry out our development objectives.

The global and sovereign credit markets have experienced significant disruptions in recent years, and in 2013, the debt ceiling and federal budget disputes in the United States affected capital markets. Future market shocks could negatively affect the availability or terms of certain types of debt and equity financing, including access to revolving lines of credit. Future business needs combined with market conditions at the time may cause us to seek alternative sources of potentially less attractive financing and may require us to adjust our business plan accordingly. For example, tight credit markets, such as might result from further turmoil in the sovereign debt markets, would likely make additional financing more expensive and difficult to obtain. The inability to obtain additional financing at attractive rates or prices could have a material adverse effect on our financial performance or our growth opportunities.

As a result of credit market uncertainty, we also face potential exposure to counterparties who may be unable to adequately service our needs, including the ability of the lenders under our credit agreement to provide liquidity when needed. We monitor the financial strength of our depositories, creditors, and insurance carriers using publicly available information, as well as qualitative inputs.

Risks Related to the Acquisition of Encompass

The anticipated benefits of the Acquisition may not be realized, which could adversely impact our business and our operating results.

We anticipate the Acquisition will result in benefits including, among other things, enhanced revenues and our enhanced ability to provide a continuum of facility-based and home-based post-acute services. The acquired business may underperform relative to our expectations, including failing to continue to acquire and integrate other home health and hospice providers to the degree expected. If the acquired business underperforms and such underperformance is other than temporary, we may be required to take an impairment charge.

Achieving the anticipated benefits of the Acquisition is subject to a number of uncertainties, including general competitive factors in the marketplace. The acquired business may not contribute to our revenues or earnings to the extent anticipated, and the synergies we expect from the Acquisition may not be realized after the Acquisition has been completed. Additionally, the costs or difficulties related to the integration of Encompass’ business and operations into ours could be greater than expected, and the Acquisition could cause disruption to our business and operations and our relationships with customers, employees and other parties. Failure to achieve the anticipated benefits could result in increased costs, decreases in the amount of expected revenues, inability to meet the financial ratios and financial condition tests under our credit agreement and diversion of management’s time and energy and could have an adverse effect on our business, financial position, results of operations, and cash flows. Thus, the anticipated benefits of the Acquisition may not be realized, and significant time and cost beyond that anticipated may be required in connection with the integration of HealthSouth and Encompass.

Encompass, with a substantial portion of its revenues derived from Medicare, is subject to many of the same risks as HealthSouth’s IRF business. You should review the risks under “Risks Related to Our Business,” including “— Compliance with the extensive laws and government regulations applicable to healthcare providers requires substantial time, effort and expense, and if we fail to comply with them, we could suffer penalties or be required to make significant changes to our operations,” “— We are a defendant in various lawsuits, and may be subject to liability under qui tam cases, the outcome of which could have a material adverse effect on us,” and “— The proper function, availability, and security of our information systems are critical to our business.”

We may not be able to successfully integrate Encompass.

Prior to consummation of the Acquisition, Encompass operated independently of us, with its own business, corporate culture, locations, employees and systems. We will in some respects operate our existing business, along with the business of Encompass, as one combined organization, for example utilizing certain common information systems, operating procedures, administrative functions, financial and internal controls and human resources practices. There may be substantial difficulties, costs and delays involved in the integration of Encompass with our business. In addition, Encompass itself has grown through acquisitions, and there may be legacy systems, operating policies and procedures, and financial and administrative practices yet to be fully integrated within Encompass. The failure to successfully integrate Encompass with our business could have an adverse effect on our business, financial position, results of operations, and cash flows.

Risks Related to Encompass’ Business

Reductions or changes to the reimbursement mechanisms from government payors and other legislative and regulatory changes affecting the home health and hospice businesses could adversely affect Encompass’ operating results.

Encompass derives a substantial portion of its net operating revenues from the Medicare program. As noted above, from time to time legislative and regulatory changes have resulted in limitations on the increases and, in some cases, significant roll-backs or reductions, in the levels of payments to healthcare providers for services under many government reimbursement programs. There can be no assurance that future governmental initiatives will not result in pricing roll-backs, freezes or other reimbursement reductions.

As discussed in “— Reductions or changes in reimbursement from government or third-party payors and other legislative and regulatory changes affecting our industry could adversely affect our operating results,” the 2010 Healthcare Reform Laws have impacted and will in the future continue to impact home health and hospice care providers. For example, the 2010 Healthcare Reform Law directed CMS to improve home health payment accuracy through rebasing home health payments over four years starting in 2014. The rebasing adjustment for calendar year 2015 resulted in an approximately 2.8% reduction to the annual market basket update determined by CMS. In addition, the laws also require an annual home health productivity adjustment beginning on January 1, 2015. For calendar year 2015, that adjustment will be a decrease to the market basket update of 50 basis points. For hospice services, the 2010 Healthcare Reform laws require, in addition to the annual productivity adjustment, further reduction of the annual market basket update of 30 basis points for fiscal years 2013 through 2019. The hospice productivity adjustment for the fiscal year beginning October 1, 2014 was a decrease to the market basket update of 50 basis points.

CMS recently hired ABT & Associates to examine and recommend changes to the home health outlier payment calculation methodology. Changes to how the larger outlier payments are calculated could adversely affect Encompass’ revenues with respect to these payments. In addition, in August 2014, MedPAC provided CMS with its comments on CMS’s 2015 home health prospective payment system update, changes to the face-to-face visit requirement, recalibration of the payment weights for home health resource groups, changes to the pay-for reporting program and changes to the value-based purchasing model.

Specifically, MedPAC recommended (i) accelerating rebasing cuts and legislative changes to make the cuts larger in size considering the 3.5% reduction will not effectively remove margins, (ii) requiring home health recipients to make copayments for services, (iii) implementing readmission penalties on home health outcomes similar to penalties levied in acute care services, (iv) overhauling the home health prospective payment system to pay providers based on patient characteristics in lieu of the number of services furnished, (v) keeping the physician face-to-face narrative as a requirement in effect for at least another year while CMS considers potential modifications, (vi) CMS analyzing the change in the reported average case-mix to determine whether a payment adjustment is warranted, and (vii) implementing a value-based purchasing demonstration by fiscal year 2016.

There can be no assurance these recommendations and initiatives or other future governmental action will not result in substantial changes to home health and hospice operations or material deductions in reimbursements.

Competition among home health and hospice service companies is intense.

The home health and hospice services industry is highly competitive and fragmented. Our primary competition comes from locally owned private home health companies or acute-care hospitals with adjunct home health services and typically varies from market to market. We compete with a variety of other companies in providing home health and hospice services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those we offer or have better relationships with referring physicians and may thereby attract patients who are presently, or would be candidates for, receiving Encompass home health or hospice services.

Some of Encompass’ current and potential competitors, which include a number of other public companies, have or may obtain significantly greater marketing and financial resources than Encompass has or may obtain. Relatively few barriers to entry exist in most of Encompass’ local markets. Accordingly, other companies, including hospitals and other healthcare organizations that are not currently providing competing services, may expand their services to include home health services, hospice care, community care services or similar services. Encompass may encounter increased competition in the future that could negatively impact patient referrals to Encompass, limit its ability to maintain or increase its market position and adversely affect Encompass’ profitability.

Beginning in January 2015, hospice agencies will be required by CMS to complete a Hospice Experience of Care Survey. As part of this new survey, the survey data will be made available to the public when 12 months of data are available. In addition to the likely additional costs associated with implementing and responding to the survey, competing companies may use the disclosed information in their marketing and other strategic materials which could negatively impact patient referrals to Encompass, limit its ability to maintain or increase its market position, and adversely affect Encompass’ profitability.

If we are unable to maintain or develop relationships with patient referral sources, our growth and profitability could be adversely affected.

The success of home health and hospice providers depends substantially on referrals from physicians, hospitals, case managers and other patient referral sources in the communities served. Referral sources are not contractually obligated to refer home care patients to us and may refer their patients to other providers. Our growth and profitability depend on our ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of the benefits of home health and hospice care by our referral sources and their patients. We cannot assure you that we will be able to maintain our existing referral source relationships or that we will be able to develop and maintain new relationships in existing or new markets. Our loss of, or failure to maintain, existing relationships or our failure to develop new relationships could adversely affect our ability to grow our business and operate profitably.

Given our intention to expand our presence in home health and hospice, we are subject to risks in a market in which we have limited experience.

The majority of our experience has historically been as an owner and operator of inpatient rehabilitation hospitals. An important aspect of the Encompass acquisition was retention of its management team. If we decide to further expand our presence in home health or hospice or other relevant healthcare services, our existing overall business model may change, and we may become subject to risks in a market in which we have limited experience. In most states, home health is regulated by different agencies than those that regulate inpatient rehabilitation hospitals, and we have less experience with the agencies that regulate home health. If we decided to expand our presence in home health and hospice, we might have to adjust part of our existing business model, which could have an adverse effect on our business, financial position, results of operations, and cash flows.

We rely extensively on the experience and expertise of Encompass’ management team. In order to retain this experience and expertise, we have entered into three-year employment agreements that include noncompetition and other restrictive covenants with certain key senior management personnel of Encompass. However, there is no guarantee we will be able to retain these individuals or other members of Encompass’ management team after completing the Acquisition. If we are unable to retain these members of Encompass’ senior management, we could face increased difficulties in operating Encompass and in expanding our presence in home health and hospice.

For additional discussion of risks related to our future growth, see “Risks Related to Our Business — We may have difficulty completing acquisitions, investments, joint ventures or de novo developments or increasing capacity with bed additions at existing hospitals consistent with our growth strategy”, “— We may make investments or acquisitions or enter into joint ventures that may be unsuccessful and could expose us to unforeseen liabilities” and “—Successful execution of our current business plan depends on our key personnel.”

If any of Encompass’ home health or hospice programs fail to comply with the Medicare conditions of participation, that program could be terminated from the Medicare program.

Each of Encompass’ home health and hospice agencies must comply with extensive conditions of participation for certification in the Medicare program. If any of Encompass’ home health or hospice programs fails to meet any of the Medicare conditions of participation, that program may receive a notice of deficiency from the applicable state survey agency. If that home health or hospice agency then fails to institute an acceptable plan of correction and correct the deficiency within the applicable correction period, that program could be terminated from receiving Medicare payments. For example, the conditions require that hospice programs have a certain number of volunteers. A program could be terminated from the Medicare benefit if the program fails to address the deficiency within the applicable correction period. If CMS terminates one program or agency, it may increase its scrutiny of other agencies under common control. Additionally, in October 2014, CMS proposed revisions the Medicare conditions of participation applicable to home health agencies and intended to provide home health agencies with enhanced flexibility while focusing provider efforts on patient services, quality of care, and quality assessment and performance improvement efforts. More specifically, CMS proposes to establish four new conditions of participation (in addition to retaining current requirements related to comprehensive assessment of patients) for patient rights; care planning, coordination of services, and quality of care, requiring an interdisciplinary team approach to provide home health services; quality assessment and performance improvement, requiring each home health agency to conduct ongoing quality assessment, incorporate data-driven goals, and maintain an evidence-based performance improvement program of its own design to affect continuing improvement in the quality of patient care; and infection prevention and control. We cannot predict when or what, if any, changes will be made or the impact on us. We believe Encompass is in substantial compliance with the conditions of participation; however, we cannot predict how surveyors will interpret all aspects of the Medicare conditions of participation. Any termination of one or more of Encompass’ home health or hospice programs from the Medicare program for failure to satisfy the conditions of participation could adversely affect its patient service revenue and profitability and financial condition. We believe Encompass is in compliance with the conditions of participation; however, we cannot predict how surveyors will interpret all aspects of the Medicare conditions of participation.

We could experience significant malpractice or other similar claims.

Home care services, by their very nature, are provided in an environment, the patient’s home, that is not in the substantial control of the healthcare provider. Accordingly, home care involves an increased level of associated risk of general and professional liability. On any given day, Encompass has thousands of nurses, therapists and other care providers driving to and from the homes of patients where they deliver care. We cannot predict the impact that any claims arising out of the travel, the home visits or the care being provided, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain patients and employees. We also cannot predict the adequacy of any reserves for such losses or recoveries from any insurance or re-insurance policies.

We could experience significant increases to our operating costs due to shortages of qualified home health and hospice employees and other healthcare professionals or union activity.

The market for qualified home health and hospice employees and other healthcare professionals is highly competitive. Encompass, like other healthcare providers, may experience difficulties in attracting and retaining qualified personnel such as nurses, certified nurse’s assistants, nurse’s aides, therapists, home health and hospice employees and other providers of healthcare services. Encompass’ home health and hospice operations are particularly dependent on nurses and other employees for patient care. As the demand for home health services and hospice services continues to exceed the supply of available and qualified staff, home health operators and their competitors have been forced to offer more attractive wage and benefit packages to these professionals. Any difficulty Encompass may experience in hiring and retaining qualified personnel may increase its average wage rates and may force it to increase its use of contract personnel.

In addition, healthcare providers are experiencing a high level of union activity across the country. Encompass currently has no unionized employees. Although we cannot predict the degree to which Encompass will be affected by future union activity, there are continuing legislative proposals that could result in increased union activity. Encompass could experience an increase in labor and other costs from union activity. Furthermore, Encompass could experience a disruption of its operations if its employees were to engage in a strike or other work stoppage.

Encompass may experience increases in its labor costs primarily due to higher wages and greater benefits required to attract and retain qualified healthcare personnel. Our inability to adequately manage Encompass’ labor costs may adversely affect our future operating results.

Encompass’ hospice operations are subject to annual Medicare caps calculated by Medicare and potential changes in the Medicare reimbursement methodology.

With respect to Encompass’ hospice operations, overall payments made by Medicare to each hospice provider number are subject to an inpatient cap amount and an overall payment cap, which are calculated and published by the Medicare fiscal intermediary on an annual basis covering the period from November 1 through October 31. If payments received under any one of Encompass’ hospice provider numbers exceeds either of these caps, it may be required to reimburse Medicare for payments received in excess of the caps, which could have an adverse effect on our business, financial position, results of operations, and cash flows. CMS and MedPAC are currently working on amending the timing requirements of refunding overpayments related to hospice payments, which may have an adverse effect on Encompass’ cash flows. In addition, MedPAC has recommended that CMS work to develop an alternative payment system for hospice services. Over the last several years, CMS examined an alternative payment system for hospices (including adding a case-mix adjustment to the system) and found that costs varied at different stages of a hospice stay — with higher costs accruing at the beginning and end of an episode. As a result, CMS is examining adjusting the payment system by implementing a short-stay policy. There can be no assurance the foregoing recommendations will not result in substantial changes to hospice reimbursements Encompass is entitled to receive from Medicare.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $399.94 million after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use the net proceeds from this offering, together with cash on hand, to repay $250 million of borrowings under the $300 million tranche of our term loan facility and, with respect to remaining proceeds, borrowings under our revolving credit facility. These borrowings under our senior secured credit facility were used to fund a portion of the cash consideration for the Acquisition. The amounts being repaid under our senior secured credit facility mature on September 20, 2019, and the interest rate thereon as of the date of this prospectus supplement is 1.92% per annum. See “Capitalization” in this prospectus supplement and “Use of Proceeds” in the accompanying prospectus.

The underwriters and/or their affiliates are lenders under our senior secured credit facility and, accordingly, will receive the net proceeds of this offering. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

CAPITALIZATION

The table below sets forth the following information:

•	our actual cash and cash equivalents and capitalization as of September 30, 2014;

•	our cash and cash equivalents and capitalization, as adjusted to reflect our (i) redemption in October 2014 of all of our 7.25% Senior Notes due 2018 using the net proceeds from our September 2014 offering of our 5.75% Senior Notes due 2024, $75 million of borrowings drawn under our term loan facility, and approximately $36 million of cash, (ii) optional redemption in December 2014 of 10% of the outstanding principal amount, or approximately $25 million, of our 7.75% Senior Notes due 2022 using approximately $26 million of cash and (iii) the incurrence of indebtedness to pay the cash consideration for the Acquisition and certain fees and expenses of the Acquisition; and

•	our cash and cash equivalents and capitalization, as further adjusted to reflect the offering of the notes offered hereby and the application of the net proceeds as described under “Use of Proceeds.”

You should read the information in this table together with our consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated herein by reference.

(In millions, except share data)	As of September 30, 2014	As Adjusted		As further adjusted for this offering
Cash and cash equivalents	$272.3 [1]	$40.3		$40.3

Senior secured debt
Advances under Revolving Credit Facility	$—	$325.0	[3]	$175.0
Term Loan Facility	—	450.0	1 3	200.0
Capital Lease Obligations	84.3	84.3		84.3

	84.3	859.3		459.3

Senior debt
7.25% Senior Notes due 2018	272.3	—	[1]	—
8.125% Senior Notes due 2020	286.9	286.9		286.9
7.75% Senior Notes due 2022	252.4	227.1	[2]	227.1
5.75% Senior Notes due 2024	456.3 [1]	456.3		856.3
2.00% Convertible Senior Subordinated Notes due 2043	255.8	255.8		255.8
Other notes payable	41.9	41.9		41.9

	1,565.6	1,268.0		1,668.0

Total debt	1,649.9	2,127.3		2,127.3

Convertible perpetual preferred stock, $0.10 par value: 1,500,000 shares authorized: 96,245 issued and outstanding; liquidation preference of $1,000 per share	93.2	93.2		93.2

Shareholders’ equity
Common stock, $0.01 par value; 200,000,000 shares authorized; 104,011,178 issued	1.0	1.0		1.0
Capital in excess of par value	2,828.0	2,828.0		2,828.0
Accumulated deficit	(1,921.2)	(1,921.2)		(1,921.2)
Accumulated other comprehensive loss	(0.1)	(0.1)		(0.1)
Treasury stock, at cost (16,255,544 shares)	(458.1)	(458.1)		(458.1)
Noncontrolling interests	143.2	143.2		143.2

Total shareholders’ equity	592.8	592.8		592.8

Total capitalization	$2,335.9	$2,813.3		$2,813.3

(1)	In October 2014, we redeemed all of our 7.25% Senior Notes due 2018 using the net proceeds from our September 2014 offering of our 5.75% Senior Notes due 2024, $75 million of borrowings drawn under our term loan facility, and approximately $36 million of cash. Cash on hand as of September 30, 2014 included approximately $182 million of proceeds from our September 2014 offering of our 5.75% Senior Notes due 2024.
(2)	In December 2014, and pursuant to the terms of the 7.75% senior notes due 2022, we completed the optional redemption of 10% of the outstanding principal amount, or approximately $25 million of the notes at a price of 103%, which resulted in a total cash outlay of approximately $26 million. This redemption was funded using available cash.
(3)	In December 2014, we amended our credit agreement to establish a new $300 million tranche of term loan facility with substantially the same terms as its existing $150 million term loan facility. We used this expanded term loan facility along with a $325 million draw under our revolving credit facility to fund the cash purchase price in the acquisition of EHHI Holdings.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	Nine Months Ended September 30, 2014		Year Ended December 31,
	Pro Forma(1)	Actual	2013 Pro Forma(1)	2013 Actual	2012	2011	2010	2009
Ratio of earnings to fixed charges	3.7	4.2	3.7	4.2	3.9	2.7	2.3	1.8

(1)	These pro forma ratios give effect to the difference in fixed charges resulting from this offering and the additional debt incurred under our senior secured credit facility to fund part of the Acquisition, which is being repaid with the proceeds of this offering. The pro forma ratio of earnings to fixed charges does not include any earnings or fixed charges of EHHI Holdings, Inc.

In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized), and distributed income of equity investees and (2) fixed charges consist of interest and amortization of debt discounts and fees expense (including amounts capitalized), the estimated interest portion of rents, and dividends on our convertible perpetual preferred stock.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement.

HealthSouth Corporation issued $275.0 million in aggregate principal amount of 5.75% Senior Notes due 2024 (the “Initial Notes”) under a supplemental indenture (the “Fourth Supplemental Indenture”) dated as of September 11, 2012 to the senior indenture dated December 1, 2009 (together with the Fourth Supplemental Indenture, the “Indenture”), among itself, the Subsidiary Guarantors and Wells Fargo Bank, National Association, successor to The Bank of Nova Scotia Trust Company of New York, as Trustee. HealthSouth Corporation issued an additional $175.0 million in aggregate principal amount of 5.75% Senior Notes due 2024 (the “First Additional Notes”) on September 18, 2014 under the Fourth Supplemental Indenture. In this offering, HealthSouth Corporation will issue an additional $400.0 million in aggregate principal amount of its 5.75% Senior Notes due 2024 (the “New Notes” and together with the Initial Notes and the First Additional Notes, the “Notes”). The New Notes will constitute Additional Notes (as defined below) of the series of Notes issued under the Indenture. The Initial Notes, the First Additional Notes and the New Notes will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. In this “Description of Notes,” the Initial Notes together with the First Additional Notes and the New Notes may be referred to herein collectively as a “series.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “— Certain Definitions.” In this description, the word “Company” refers only to HealthSouth Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

These Notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any existing and future Subordinated Obligations of the Company; and

•	are guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness,” we are permitted to issue more Notes of a series from time to time under the Indenture (the “Additional Notes”), provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code (as defined below). The New Notes constitute Additional Notes of the series of Notes under the Indenture. The Company will issue the New Notes with a maximum aggregate principal amount of $400 million. The Notes will mature on November 1, 2024. The Notes of a series and the Additional Notes of such series, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes of a series include the New Notes and any further Additional Notes of such series actually issued.

Interest on the Notes will accrue at the rate of 5.75% per annum.

Interest on the Notes will be payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2015 in the case of the New Notes. We will make each interest payment to the holders of record of the Notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the rate set forth above and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the New Notes will accrue from November 1, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000.

Optional Redemption

On and after November 1, 2017, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2017	102.875%
2018	101.917%
2019	100.958%
2020 and thereafter	100.000%

Prior to November 1, 2015, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 105.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to November 1, 2017, we will be entitled at our option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on November 1, 2017 (such redemption prices being described in the tables above in this “— Optional Redemption” section, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through November 1, 2017 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 1, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to November 1, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 1, 2017.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of two, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Barclays Capital Inc. and their respective successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all of the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. If, however, a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such other indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors —Risks Related to the Notes — Federal and state statutes could allow courts, under specific circumstances, to void the Subsidiary Guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.”

Initially, the Notes are guaranteed by all of our subsidiaries that guarantee borrowings under the Credit Agreement. Holdings, EHHI and their respective subsidiaries are not guarantors of the Notes or the Credit Agreement.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

The Subsidiary Guarantee of a Subsidiary Guarantor with respect to the Notes will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(2)	at such time as any Guarantee by such Subsidiary Guarantor of the obligations under the Credit Agreement and under all Capital Markets Indebtedness has been released and discharged, except a discharge or release by or as a result of payment under such Guarantee; or

(3)	if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of Indenture.

Ranking

Senior Indebtedness Versus Notes

The indebtedness evidenced by the Notes and the Subsidiary Guaranties will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of September 30, 2014, as adjusted to reflect this Offering and the application of the net proceeds as described under “Use of Proceeds” and the Acquisition (including the incurrence of additional debt under our revolving credit and term loan facilities to fund part of the Acquisition) and the senior note redemptions that occurred in the fourth quarter of 2014, the Senior Indebtedness of the Company and the Subsidiary Guarantors would have been approximately $2.1 billion, including approximately $459 million of senior secured indebtedness (including capital lease obligations). Other than capital leases, substantially all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement and with respect to our outstanding senior notes, including the Notes.

The Notes and the Guarantees thereof are senior unsecured obligations of the Company and the Subsidiary Guarantors respectively. The Notes and the Guarantees thereof will rank equal in right of payment to the current and future senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, and will rank senior in right of payment to any current and future subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively. The Notes and Guarantees thereof will be effectively subordinated to current and future secured debt and other secured obligations of the Company and the Subsidiary Guarantors, respectively, including borrowings under the Credit Agreement, to the extent of the value of the assets securing such debt or other obligations. As of December 31, 2014, we had approximately $243 million of available borrowing capacity under the revolving portion of our credit agreement.

Liabilities of Subsidiaries Versus Notes

A substantial amount of our operations are conducted through our subsidiaries. Certain of our wholly owned subsidiaries, and substantially all of our non-wholly owned subsidiaries, are not guaranteeing the Notes. In addition, as described above under “— Guarantees,” Subsidiary Guaranties may be released under certain circumstances. Also, our future subsidiaries may not be required to guarantee the Notes. Claims of creditors of such nonguarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such nonguarantor subsidiaries, and claims of preferred stockholders of such nonguarantor subsidiaries generally will have priority with respect to the assets and earnings of such nonguarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our nonguarantor subsidiaries.

At September 30, 2014, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $207 million, including trade payables (excluding intercompany liabilities). Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.” The nonguarantor subsidiaries generated approximately 31.2% of our consolidated net operating revenues and approximately 24.1% of our Adjusted EBITDA for the year ended December 31, 2013 and generated approximately 31.3% of our consolidated net operating revenues and approximately 22.6% of our Adjusted EBITDA for the nine months ended September 30, 2014. These figures do not give effect to the Acquisition, and none of Holdings, EHHI or any of their respective subsidiaries are guarantors of the Notes.

Transfer and Exchange

The Notes initially will be represented by one or more global notes in registered form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants and DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for such Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depositary. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. Any permitted secondary market trading activity in such Notes will be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	the Company becomes aware that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	at any time during any period of up to 24 consecutive months, commencing on the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness,” “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived under the Indenture with respect to the Notes with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Subject to certain exceptions, the Credit Agreement prohibits us from purchasing any Notes pursuant to a Change of Control Offer, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Under clause (2) of the definition of Change of Control, a Change of Control will occur when a majority of our board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require us to make a Change of Control Offer.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes issued thereunder as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of such Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $1,551 million less the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph (a)(3)(A) of, and in satisfaction of, the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock;”

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3)	the Initial Notes (excluding any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

(7)	Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

(10)	Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness or other obligations of the Company or any Restricted Subsidiary (other than Indebtedness Incurred pursuant to clause (5) above) so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(11)(A)	Purchase Money Indebtedness, (B) Capital Lease Obligations and (C) Attributable Debt, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of

Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed 15% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto;

(12)	Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(13)	Preferred Stock issued by any Restricted Subsidiary formed to operate a single health care facility; provided that the amount of such Preferred Stock, when added to the aggregate amount of all other such Preferred Stock of Restricted Subsidiaries then outstanding, does not exceed 1% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; and

(14)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $250 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1)	all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness originally classified as Incurred pursuant to any of clauses (b)(2) through (b) (14) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(14) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(14) above, as the case may be, if it were Incurred at the time of such reclassification); and

(3)	the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness;” or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from (and including) July 1, 2006 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, except to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent that such Investment constituted a Permitted Investment; plus

(F)	$50 million.

As of September 30, 2014, the amount available for Restricted Payments pursuant to clause (a)(3) would have been approximately $519 million.

(b) The preceding provisions will not prohibit:

(1)

any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash

Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded in the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)	so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $5,000,000 in any calendar year (provided that (A) if the Company and its Restricted Subsidiaries make less than $5,000,000 in the aggregate of such Restricted Payments in any calendar year, the unused amount for such calendar year may be carried over to the next succeeding calendar year (but not any other calendar year thereafter) and (B) the amount payable in any calendar year may be increased by an amount up to the sum of (i) the amount of cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to employees, former employees, directors or former directors of the Company or any of its Subsidiaries, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) of this covenant, plus (ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date, less (iii) the amount of repurchases and other acquisitions previously made with the cash proceeds described in clauses (i) and (ii) above); provided, further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) cash proceeds referred to in clause (B)(i) above used to make Restricted Payments under this clause (4) shall be excluded in the calculation of amounts under clause (3)(B) of paragraph (a) above;

(5)	(A) the declaration and payment of dividends on the Convertible Preferred Stock, and other cash payments at any time to reduce any accretion in the liquidation preference resulting from previously unpaid dividends on the Convertible Preferred Stock, in each case in accordance with the terms thereof in effect on the Issue Date and (B) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness;” provided, however, in each case, that at the time of payment of such dividend or other cash payment, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that dividends and cash payments referred to in this clause (5) shall be excluded in the calculation of the amount of Restricted Payments;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided, further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided, further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments;

(9)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “— Limitation on Indebtedness;” provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided, further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(10)	Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (10), does not exceed $100 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

The amount of any Restricted Payment that is not made in cash shall be determined in a manner consistent with the determination of the amount of an Investment as set forth in the final sentence of the first paragraph of the definition of “Investment.”

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clause (A) or (B) above; provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, as reasonably determined by the Company, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(F)	any limitation or prohibition on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(G)	any encumbrance or restriction existing under or by reason of contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(H)	any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries, taken as whole, or adversely affect the Company’s ability to make principal and interest payments on the Notes, in each case, as determined in good faith by the Company; and

(b)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B)	any encumbrance or restriction contained in Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition, other than any Asset Disposition that constitutes a Syndication or a resyndication transaction in the ordinary course of business,

(A)	to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company elects (including with respect to the balance of such Net Available Cash after application (if any) in accordance with clause (A)), to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent of the balance of such Net Available Cash after application (if any) in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness made to satisfy clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $50 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption or discharge of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of such assets and for which the Company and all of the Restricted Subsidiaries have been released by all creditors in writing;

(2)	securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary within 180 days into cash, to the extent of cash received in that conversion;

(3)	all Temporary Cash Investments; and

(4)	any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) $30 million.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the

Company was issued with a significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater integral multiple of $1,000. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $10 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $50 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments;”

(2)	any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors, and payments pursuant thereto;

(3)	loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees or other reasonable compensation to, or the provision of customary benefits or indemnification arrangements to, directors of the Company and its Restricted Subsidiaries;

(5)	any transaction with the Company, a Restricted Subsidiary or any Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary or Person;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)	any agreement as in effect on the Issue Date and described in the Prospectus Supplement dated September 6, 2012 and used in connection with the offering of the Initial Notes (or described in a document incorporated by reference in such Prospectus Supplement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8)	the provision of services to directors or officers of the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business; and

(9)	transactions effected as a part of a Qualified Receivables Transaction.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens;”

(2)	the gross proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets or one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

Future Guarantors

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor in respect of the Credit Agreement or Capital Markets Indebtedness (or Incurs any such Indebtedness) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the

Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults

Each of the following is an Event of Default with respect to the Notes under the Indenture:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	the Company (A) defaults in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise or (B) fails to purchase Notes when required pursuant to the Indenture or the Notes;

(3)	the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4)	the failure by the Company or any Subsidiary Guarantor to comply with its agreements contained in the Indenture governing the Notes (other than those referred to in (1), (2) and (3) above) and such failure continues for 60 days after notice;

(5)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50 million (the “cross acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7)	any judgment or decree for the payment of money in excess of $50 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or effectively stayed (the “judgment default provision”); or

(8)	a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture governing Notes may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	(i) reduce the amount payable upon the redemption of any Note or (ii) change the time at which any Note may be redeemed, in each case as described under “— Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure such Notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes;

(7)	to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

(8)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture governing Notes becomes effective, the Company shall be required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of such Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders of the Notes and is paid to all Holders of such Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture governing the Notes by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (1), (5), (6) (with respect only to Significant

Subsidiaries and Subsidiary Guarantors) or (7) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option with respect to the Notes, each Subsidiary Guarantor under the Indenture will be released from all of its obligations with respect to its Subsidiary Guarantee in respect of the Notes.

In order to exercise either of our defeasance options with respect to the Notes, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of the Notes, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property or assets used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or that constitutes a Permitted Investment;

(C)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation;”

(D)	a disposition of Capital Stock or other assets with a Fair Market Value of less than or equal to $10 million;

(E)	sales of damaged, worn-out or obsolete equipment or assets in the ordinary course of business that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries;

(F)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(H)	transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(I)	leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(J)	a disposition of cash or Temporary Cash Investments; and

(K)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Markets Indebtedness” means any Indebtedness:

(1)	in the form of, or represented by, bonds (other than surety bonds, indemnity bonds, performance bonds or bonds of a similar nature) or other securities or any Guarantee thereof; and

(2)	that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means HCS, Ltd., a Cayman Islands entity, and any successor to it, and any other Subsidiary formed for the purpose of facilitating self-insurance programs of the Company and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder.

“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP, excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (and the application of the proceeds thereof) as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)

if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, that constitutes a hospital or other health care-related business or all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Depreciation Expense” means, for any Person for any period, the depreciation expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, net of interest income of the Company and its consolidated Restricted Subsidiaries (other than interest income of any Captive Insurance Subsidiary that is a Restricted Subsidiary), plus, to the extent not included in the calculation of total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments made or received pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income if any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any net income or net losses from discontinued operations;

(6)	extraordinary gains or losses; and

(7)	the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or (a)(3)(E) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (a) Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis, secured by Liens, to (b) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination, in each case with such pro forma adjustments to consolidated total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Consolidated Tangible Assets” as of any date means the total assets of the Company and its Restricted Subsidiaries (excluding any assets that would be classified as “intangible assets” under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less (i) all write-ups subsequent to the Issue Date in the book value of any asset owned by the Company or any of its Restricted Subsidiaries and (ii) Investments in and assets of Unrestricted Subsidiaries.

“Convertible Preferred Stock” means the Company’s Series A Convertible Perpetual Preferred Stock issued and outstanding on the Issue Date.

“Credit Agreement” means the Credit Agreement dated as of March 10, 2006, as amended as of the date of the Indenture, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other lenders and agents party thereto from time to time, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (including by means of sales of debt securities to institutional investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control.”

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. The Convertible Preferred Stock, based on the terms thereof in effect on the Issue Date, is not Disqualified Stock.

“EBITDA” of any Person for any period means Consolidated Net Income of such Person for such period plus, without duplication, the sum for such Person of the following to the extent deducted in calculating Consolidated Net Income for such period:

(1)	Consolidated Income Tax Expense,

(2)	Consolidated Depreciation Expense,

(3)	Consolidated Amortization Expense,

(4)	Consolidated Interest Expense,

(5)

all other non-cash items or non-recurring non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (including non-cash charges incurred as a result of the application of FASB Accounting Standard Codification 718, Compensation — Stock Compensation); provided that cash expenditures made in respect of items to which the charges referred to in this clause (5) relate in an aggregate amount in excess of $10,000,000 for any period of four consecutive fiscal quarters shall be deducted in determining EBITDA for the period during which such expenditures are made,

(6)	any restructuring charges in respect of legal fees associated with the government, class action and shareholder derivative litigation described in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009,

(7)	fees, costs and expenses related to this Offering and the other Refinancing Transactions,

(8)	any losses from discontinued operations and closed locations, and

(9)	costs and expenses related to the settlement of the Shareholder Litigation.

in each case determined on a consolidated basis in accordance with GAAP, less all unusual non-cash items or non-recurring non-cash items to the extent increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 under the Securities Act and other than issuances to any Subsidiary of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing and able buyer and an unaffiliated willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is determined in good faith by (1) the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company (unless otherwise provided in the Indenture) for transactions valued at, or below, $10 million, or (2) the Board of Directors of the Company (unless otherwise provided in the Indenture) for transactions valued in excess of $10 million.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude indemnification, purchase price adjustment, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any

Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means September 11, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including legal, accounting and investment banking fees and commissions), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business or such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness;”

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Investments made by the Captive Insurance Subsidiary in the ordinary course of business and in accordance with applicable law;

(14)	a Receivables Entity, or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest; or

(15)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed 10% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens to secure Indebtedness permitted pursuant to clause (b)(1) under “— Certain Covenants — Limitation on Indebtedness;” provided, however, that if (x) on the date the secured Indebtedness is Incurred, and after giving pro forma effect to the Incurrence thereof, the Incurrence of such Indebtedness would result in the Consolidated Secured Debt Ratio exceeding 3.75 to 1.0, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto, then (y) the total amount of Indebtedness that may be secured pursuant to this clause (7) shall not exceed the greater of (i) the maximum amount of Indebtedness that could be Incurred on such date without such ratio being so exceeded and (ii) an amount equal to the maximum amount of Indebtedness that could then be incurred pursuant to clause (b)(1) under “— Certain Covenants — Limitation on Indebtedness,” less the amount of Indebtedness secured by Liens Incurred pursuant to clause (18) below and outstanding on such date;

(8)	Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (7));

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a

Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)	any Lien on accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(14)	Liens in favor of the Company or the Subsidiary Guarantors;

(15)	leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and the Restricted Subsidiaries and which do not secure any Indebtedness;

(16)	Liens securing judgments, decrees, orders or awards for the payment of money not constituting an Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(17)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(18)	other Liens securing Indebtedness (other than Subordinated Obligations) to the extent the Incurrence of such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (18) and outstanding on the date such other Lien is Incurred, and after giving pro forma effect to the Incurrence of such Indebtedness, would not result in the Consolidated Secured Debt Ratio exceeding 3.75 to 1.0, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; provided, however, notwithstanding whether this clause (18) would then be available to secure Indebtedness, any Lien securing Indebtedness originally secured pursuant to this clause (18) may secure Refinancing Indebtedness in respect of such Indebtedness, as long as such Lien does not extend to any property other than all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could have secured the original Indebtedness (plus improvements and accesssions to, such property or proceeds or distributions thereof), and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (18).

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were

(1)	directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or

(2)	implemented by the business that was the subject of any such asset acquisition within the six months prior to or following the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business, provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or

(2)	any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness permitted pursuant to clause (1) of paragraph (b) under “— Certain Covenants — Limitation on Indebtedness” shall not be deemed a Qualified Receivables Transaction.

“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company that is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company, which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity

(A)	is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B)	is recourse to or obligates the Company or any Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings), or

(C)	subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2)	the entity is not an Affiliate of the Company or is an entity with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms that the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)	is an entity to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Refinancing Transactions” means (i) the offering of the Initial Notes and the use of the proceeds thereof to Refinance Indebtedness outstanding under the Credit Agreement and (ii) the partial redemption of the Company’s 7.25% Senior Notes due 2018 and 7.75% Senior Notes due 2022.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post- filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to the Company or any Subsidiary;

(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(E)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Shareholder Litigation” means the federal securities class actions and the derivative actions brought against the Company and/or certain of its former directors and officers and certain other parties in the United States District Court for the Northern District of Alabama and the Circuit Court in Jefferson County, Alabama relating to financial reporting and related activity that occurred at the Company during periods ended in March 2003.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture governing the Notes as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter Guarantees such Notes pursuant to the terms of the Indenture.

“Syndication” means the sale of partnership or other equity interests in Subsidiaries of the Company or other Persons controlled by the Company that own or operate health care facilities to (i) participating physicians, radiologists and other specialists, (ii) professional corporations and other legal entities owned or controlled by such participating physicians, radiologists and other specialists and (iii) participating hospitals and other health care providers. For purposes of this definition, “controlled” shall have the meaning set forth in the definition of “Affiliate.”

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)	investments in securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A2” by Moody’s;

(6)	eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case having a rating of, or evidencing the full recourse obligation of a person whose senior debt is rated, at least “A” by Standard & Poor’s and at least “A2” by Moody’s; and

(7)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the ownership and disposition of the notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed Treasury regulations promulgated thereunder, and current rulings, pronouncements, judicial decisions, and administrative interpretations of the Internal Revenue Service, or the IRS, all of which are subject to differing interpretation or change at any time, possibly on a retroactive basis, by legislative, judicial, or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or is expected to be) sought on any of the matters discussed below. No representation with respect to the consequences to any particular purchaser of the notes is made. Prospective purchasers should consult their independent tax advisors with respect to their particular circumstances.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax consequences relating to the ownership and disposition of the notes. This discussion does not address specific U.S. federal income tax consequences that may be relevant to particular persons in light of their individual circumstances or to certain categories of investors subject to special treatment under U.S. federal income tax law, including, without limitation, banks and other financial institutions, insurance companies, mutual funds, tax-exempt organizations, retirement plans, U.S. expatriates, partnerships or other pass-through entities, broker-dealers, traders in securities or currencies, controlled foreign corporations, passive foreign investment companies, persons deemed to sell notes under the constructive sale provisions of the Code, or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, U.S. holders whose “functional currency” is not the U.S. dollar, and persons subject to the alternative minimum tax.

This discussion is limited to the U.S. federal income tax consequences to U.S. holders and non-U.S. holders who purchase the notes in the initial offering at their issue price and who hold such notes as capital assets (generally, property held for investment) for U.S. federal income tax purposes. The notes are expected to form part of a “qualified reopening” for U.S. federal income tax purposes and therefore are expected to have the same issue date and the same issue price as the initial notes. Except as otherwise stated herein, this discussion assumes the notes offered hereby will be issued in a qualified re-opening of the initial notes. In addition, this discussion does not describe any tax consequences arising under U.S. federal estate, gift or other federal tax laws, including the recently enacted Medicare contribution tax on unearned income, or under the tax laws of any state, local or foreign jurisdiction.

You should consult your independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws based on your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of the partnership and each of its partners will depend on the activities of the partnership and the status of the partner. Partnerships acquiring notes, and partners in such partnerships, should consult their independent tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

Effect of Certain Additional Payments

In certain circumstances (for example, see “Description of Notes — Optional Redemption” and “Description of Notes — Change of Control”), we may pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely that the contingency will not occur. We believe that the potential for additional payments on the notes should not cause the notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a U.S. holder and non-U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, our determination is not binding on the IRS, which could challenge our determination. If such a challenge were successful, the tax consequences discussed below for a U.S. holder or non-U.S. holder would vary significantly and gain, if any, realized on the taxable disposition of a note would be treated as interest income. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

Taxation of Interest

It is expected, and the following discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount (if any) for U.S. federal income tax purposes. As such, payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time the right to such payment accrues or such payment is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or other Taxable Disposition of the Notes

Upon the sale, exchange or other taxable disposition of a note (including a retirement or a redemption), a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized (that is, the sum of cash plus the fair market value of all other property received on such disposition) and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which is treated as ordinary income to the extent not previously included in income. A U.S. holder’s adjusted tax basis in a note generally will be the holder’s cost of the note.

Gain or loss realized on the sale or other taxable disposition of a note generally will be capital gain or loss and will be long term capital gain or loss if at the time of such disposition the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers may be eligible for reduced rates of taxation under current law. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with interest payments on the notes and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the notes, unless the U.S. holder is an exempt recipient such as a corporation and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding (currently at a rate of 28%) on these amounts if the U.S. holder fails to provide its taxpayer identification number to us and the paying agent (if any) and comply with certain certification procedures or otherwise establish an exemption from backup withholding. U.S. holders should consult their independent tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Taxation of Interest

Payments of interest on a note to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, provided that such holder:

•	is not an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock;

•	is not a controlled foreign corporation for U.S. federal income tax purposes related, directly or indirectly, to us through sufficient stock ownership;

•	does not receive such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; and

•	satisfies certain certification requirements under penalty of perjury as to its status as a non-U.S. holder (generally through the provision of a properly completed and executed applicable IRS Form W-8).

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, unless a non-U.S. holder is entitled to a reduced rate of or an exemption from withholding under an applicable income tax treaty and provides a properly completed IRS Form W-8BEN or W-8BEN-E (or an appropriate substitute or successor form), on which the non-U.S. holder certifies its entitlement to such reduction or exemption.

If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty so requires, are attributable to a permanent establishment), such payments will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons. In addition, if such non-U.S. holder is a foreign corporation, such holder also may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If interest payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold such tax, with a properly completed IRS Form W-8ECI (or an appropriate substitute or successor form), on which the non-U.S. holder certifies that interest on the notes is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

Non-U.S. holders should consult their independent tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, or other Taxable Disposition of the Notes

Any gain realized by a non-U.S. holder on the sale, exchange or other disposition (including a retirement or redemption) of a note generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty so requires, is attributable to a permanent establishment), or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the non-U.S. holder will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States source capital losses.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note.

Information Reporting and Backup Withholding

Generally, the amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to such payments and certain other information must be reported to the IRS. Such information may also be provided to the authorities of the country in which a non-U.S. holder is organized or resides pursuant to the terms of an applicable tax treaty (or other agreement).

In general, backup withholding (currently at a rate of 28%) will not be required with respect to payments of interest on the notes that we make to a non-U.S. holder if the non-U.S. holder has furnished the requisite documentation described above under “— Taxation of Interest” or otherwise establishes an exemption. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

A non-U.S. holder may be subject to information reporting and backup withholding on the proceeds from the sale or other disposition of the notes unless such non-U.S. holder provides the requisite documentation described above or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the non-U.S. holder’s U.S. federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their independent tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required on interest paid in respect of a note and, after December 31, 2016, on gross proceeds from the sale or other disposition of a note, in each case if such note is held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which a note is held will affect the determination of whether such withholding is required. Similarly, interest in respect of, and gross proceeds from the sale or other disposition of, a note held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Treasury. We will not pay any additional amounts to holders of notes in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of the legislation on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of the underwriters and the book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us, the principal amount of the new notes (referred to in this section as the “notes”) set forth opposite their names below:

Underwriters	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$45,100,000
Barclays Capital Inc.	45,100,000
Citigroup Global Markets Inc.	45,100,000
Goldman, Sachs & Co.	45,100,000
J.P. Morgan Securities LLC	45,100,000
Morgan Stanley & Co. LLC	45,100,000
RBC Capital Markets, LLC	23,200,000
Regions Securities LLC	16,000,000
SunTrust Robinson Humphrey, Inc.	45,100,000
Wells Fargo Securities, LLC	45,100,000

Total	$400,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

1.	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

2.	the representations and warranties made by us and the guarantors to the underwriters are true;

3.	there is no material change in our or the guarantors’ business or the financial markets; and

4.	we and the guarantors deliver customary closing documents to the underwriters.

It is expected that delivery of the notes will be made against payment therefor on or about January 29, 2015, which will be the seventh business day following the date of the final prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of the final prospectus supplement or the next succeeding three business days will be required, by virtue of the fact that the notes will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to their delivery hereunder should consult their own advisors.

Commissions and Expenses

The underwriters will purchase the notes at the discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount	1.800%	$7,200,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $860,000.

Lock-Up

We and the guarantors have agreed not to, directly or indirectly, offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any of our debt securities issued or guaranteed by the Company or any of the guarantors and having a stated maturity of more than one year, for a period of 90 days after the date of this prospectus supplement, in each case without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters; provided, however, that the Company and the Guarantors are expressly allowed to offer, issue and sell debt securities for the purpose of redeeming the outstanding amounts, including principal, interest and, if applicable, premium, due upon redemption under the Company’s 8.125% Senior Notes due 2020. The Company has made no determination regarding whether or when to redeem its 8.125% Senior Notes due 2020, and any determination to do so would be dependent on prevailing market and other conditions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

The underwriters or their affiliates are lenders under our senior secured credit facility and a portion of the net proceeds will be paid to each such underwriter or their affiliates. Because of these relationships, each of the underwriters other than Regions Securities LLC is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121, including the requirement that a “qualified independent underwriter” participate in the preparation of the prospectus and exercise the usual standards of due diligence in connection with such participation. Regions Securities LLC has agreed to serve as the qualified independent underwriter for this offering and will not receive any additional fees for serving in that capacity. We have agreed to indemnify Regions Securities LLC against any liabilities arising in connection with its role as a qualified independent underwriter, including liabilities under the Securities Act.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. The underwriters and/or certain of their affiliates act as agents and/or lenders under our credit agreement and receive and are expected to receive customary fees for their services as well as reimbursement for certain expenses. J.P. Morgan Securities LLC acted as our financial advisor in connection with the Acquisition.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the notes or possession or distribution of this prospectus or any other offering or publicity material relating to the notes in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any notes or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of notes by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the N in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed with the SEC a registration statement on Form S-3 (we refer to the registration statement, all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein as the Registration Statement) pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus, which constitute a part of the Registration Statement, do not contain all the information contained in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the Internet worldwide website maintained by the SEC at http://www.sec.gov.

In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such reports and documents until the termination of this offering, except that any such reports or portions thereof which are furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K and not filed shall not be deemed incorporated by reference herein:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 20, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on April 29, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on July 29, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on October 28, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on February 19, 2014, April 25, 2014, May 1, 2014, September 10, 2014, September 18, 2014, September 24, 2014, October 2, 2014, November 24, 2014 (Item 1.01 only), December 8, 2014, December 23, 2014, and January 2, 2015; and

•	The information contained in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2014 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthSouth Corporation

General Counsel

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

(205) 970-5919

LEGAL MATTERS

The validity of the notes offered hereby and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to HealthSouth Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

HEALTHSOUTH CORPORATION

Common Stock

Preferred Stock

Warrants

Debt Securities

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be convertible or exchangeable;

•	warrants to purchase common stock or preferred stock; and

•	debt securities

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the symbol “HLS.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2012.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “HealthSouth,” “we,” “us,” “our,” and the “Company” refer to HealthSouth Corporation and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more transactions. This prospectus provides a general description of the securities that may be sold by us. Each time we sell securities described in this prospectus, we are required to provide you with this prospectus and a prospectus supplement containing specific information about us and the terms of the securities being sold. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of the date of the prospectus and any accompanying prospectus supplement. Our business, financial position, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our projected business results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include each of the factors incorporated herein by reference and referred to under the heading “Risk Factors,” on page 3 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. See “Where You Can Find More Information.”

THE COMPANY

HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. As of June 30, 2012, we operated 99 inpatient rehabilitation hospitals (including three hospitals that operate as joint ventures which we account for using the equity method of accounting), 26 outpatient rehabilitation satellite clinics (operated by our hospitals, including one joint venture satellite), and 25 licensed, hospital-based home health agencies. As of June 30, 2012, our inpatient rehabilitation hospitals had 6,538 licensed beds (excluding the three hospitals that have 234 licensed beds and operate as joint ventures which we account for using the equity method of accounting). While our national network of inpatient hospitals stretches across 27 states and Puerto Rico, our inpatient hospitals are concentrated in the eastern half of the United States and Texas. Shares of our common stock began trading on the New York Stock Exchange on October 26, 2006 under the ticker symbol “HLS.”

You should read this prospectus and any prospectus supplement together with the additional information contained under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

HealthSouth was incorporated under the laws of the State of Delaware. Our principal executive offices are located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of the securities offered hereby for general corporate purposes, including:

•	redemption and repayment of short-term or long-term borrowings;

•	redemption or repurchases of common or preferred stock;

•	acquisitions of or investments in businesses or assets;

•	capital expenditures; and

•	working capital and other general corporate purposes.

Pending the application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized), and distributed income of equity investees and (2) fixed charges consist of interest and amortization of debt discounts and fees (including amounts capitalized), the estimated interest portion of rents, and dividends on our convertible perpetual preferred stock.

The following table sets forth the consolidated ratios of earnings to fixed charges for HealthSouth and its subsidiaries for the periods indicated:

Six months ended June 30, 2012	Year ended December 31,
	2011	2010	2009	2008	2007
3.92	2.71	2.27	1.75	1.99	*

*	For the year ended December 31, 2007, the Company had an earnings to fixed charges coverage deficiency of $108.5 million.

The following table sets forth the consolidated ratios of earnings to combined fixed charges and preferred stock dividends for HealthSouth and its subsidiaries for the periods indicated:

Six months ended June 30, 2012	Year ended December 31,
	2011	2010	2009	2008	2007
2.98	2.16	1.83	1.41	1.66	**

**	For the year ended December 31, 2007, the Company had an earnings to combined fixed charges and preferred stock dividends coverage deficiency of $144.2 million.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 200,000,000 shares of common stock, $0.01 par value per share, and 1,500,000 shares of preferred stock, par value $0.10 per share. As of June 30, 2012, 95,661,853 shares of common stock and 353,355 shares of our 6.50% Series A Convertible Perpetual Preferred Stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our restated certificate of incorporation, our amended and restated bylaws and the certificate of designations, which we have filed with the SEC. A copy of our restated certificate of incorporation, was filed with the SEC as Exhibit 3.1 to our Annual Report on Form 10-K on June 27, 2005, and a copy of our certificate of amendment to the restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed October 31, 2006. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.3 to our Quarterly Report on Form 10-Q filed on November 4, 2009. A copy of our certificate of designations for the 6.50% Series A Convertible Perpetual Preferred Stock was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed March 9, 2006.

Description of Common Stock

The common stock, par value $.01 per share, of the Company has the following rights, preferences and privileges:

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of the Company’s stockholders, including the election of directors. The common stock generally votes together with the Company’s 6.5% Series A Convertible Perpetual Preferred Stock as a single class. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares present or represented by proxy.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of assets legally available for the payment of dividends.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, the Company’s remaining assets will be distributed ratably among the holders of the common stock on a per share basis. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the Company will need to pay the applicable distribution to the holders of preferred stock before distributions are paid to the holders of the common stock.

Rights and preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Description of Preferred Stock

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof adopted by our board of directors, as shall be expressed in the resolutions providing therefor. A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred stock;

•	the price or prices at which the preferred stock may be purchased;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s), and/or payments date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non cumulative and, if cumulative, the date from which the dividends on the preferred stock shall accumulate;

•	the procedures for an auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock or exchangeable for other securities, including the conversion price, or the manner of calculating the conversion price, and conversion period or the exchange ratio, or manner of calculating the exchange ratio, and exchange period;

•	if appropriate, a discussion of the United States federal income tax considerations applicable to the preferred stock;

•	the ranking of the preferred stock relative to the common stock and any outstanding series of preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, holders of our preferred stock will have no preemptive rights.

The issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

The terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities will be detailed in the prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock, or other securities of the Company, or any combinations of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate numbers of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designations and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of the United States federal income tax considerations applicable to the warrants; and

•	any other specific terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under either our existing indenture or another indenture to be entered into between us and the trustee. Our existing indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities that we may offer. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time pursuant to a supplemental indenture entered into between us and the trustee or an order delivered by us to the trustee. For each series of debt securities we offer, a prospectus supplement accompanying this prospectus will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

•	title and aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities or property of the Company or any other person;

•	percentage or percentages of principal amount at which the debt securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	whether interest on the debt securities will be payable in cash or additional debt securities of the same series;

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	whether the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

•	redemption, repurchase or early repayment provisions, including our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which the debt securities will be issued, including whether the debt securities will be issued as “original issue discount” securities;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	where the debt securities may be presented for registration of transfer, exchange or conversion;

•	the place or places where notices and demands to or upon the Company in respect of the debt securities may be made;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•

if the debt securities will be issued in whole or in part in the form of a book-entry security, the depository or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	the guarantors, if any, of the debt securities, and the extent of the guarantees and any additions or changes to permit or facilitate guarantees of such debt securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the debt securities, including the remedies available in connection therewith;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the Company or the purchaser of the debt securities can select the payment currency;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	extent to which a secondary market for the debt securities is expected to develop;

•	provisions relating to defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	any restrictions or conditions on the transferability of the debt securities;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any addition or change in the provisions related to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders upon the occurrence of specified events

•	whether the debt securities will be secured or unsecured, and, if secured, the terms upon which the debt securities will be secured and any other additions or changes relating to such security; and

•

any other terms of the debt securities that are not inconsistent with the provisions of the Trust Indenture Act (but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

One or more series of debt securities may be sold as “original issue discount” securities. These debt securities would be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior, subordinated or junior subordinated. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus from time to time. We may sell the securities in one or more of the following ways from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Any debt securities sold pursuant to a prospectus supplement will be new issues of securities with no established trading market and, unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the underwriters, if any, of the debt securities will make a market in the debt securities. If the underwriters make a market in the debt securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the Internet worldwide website maintained by the SEC at “http://www.sec.gov.”

In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering, except that any such reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference herein:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 23, 2012 (the financial statements therein have been superseded by the financial statements included in the Current Report on Form 8-K filed on September 6, 2012);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 1, 2012;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on July 27, 2012;

•	Our Current Reports on Form 8-K filed with the SEC on February 28, 2012, May 8, 2012, August 13, 2012, and September 6, 2012;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2012; and

•	Our Registration Statement on Form 8-A, filed with the SEC on October 1, 2009, describing our common stock, and any amendment or report filed with the SEC for the purpose of updating the description.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthSouth Corporation

General Counsel

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

(205) 967-7116

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Alston & Bird LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Alston & Bird LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to HealthSouth Corporation’s Current Report on Form 8-K dated September 6, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of HealthSouth Corporation for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$400,000,000

HealthSouth Corporation

5.75% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

January 20, 2015

Joint Book-Running Managers

BofA Merrill Lynch

Barclays

Citigroup

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

RBC Capital Markets

Regions Securities LLC

SunTrust Robinson Humphrey

Wells Fargo Securities